                                                                    EXHIBIT 99.1

                      Preliminary Copy dated May 14, 1997

                             INFORMATION STATEMENT

                              THE WMF GROUP, LTD.

                        1593 SPRING HILL ROAD, SUITE 400
                            VIENNA, VIRGINIA  22182
                                 (703) 610-1400

                 This information statement is being furnished by NHP Incorporated, a Delaware corporation ("NHP"), in connection with the distribution (the "Share Distribution") by NHP to the holders of shares of NHP Common Stock, par value $.01 per share (the "NHP Common Stock"), of all of the issued and outstanding common stock, par value $.01 per share (the "Company Common Stock"), of The WMF Group, Ltd. (formerly known as NHP Financial Services, Ltd. and WMF Holdings, Ltd.), a Delaware corporation and a wholly-owned subsidiary of NHP (along with its subsidiaries the "Company"). On May 9, 1997, NHP distributed to each holder of record of NHP Common Stock ("NHP Stockholders") on May 2, 1997, one right (a "Right") for each share of NHP Common Stock pursuant to a Rights Agreement, dated as of April 21, 1997 between NHP, the Company and The First National Bank of Boston (the "Rights
Agreement"). Subject to certain conditions, each holder of Rights is entitled to one-third of a share of Company Common Stock for each Right at the earlier of
(i) the effective time of the proposed Merger between NHP and a wholly owned subsidiary of Apartment Management and Investment Company ("AIMCO") and (ii)
December 1, 1997 (such time being referred to as the "Maturity Time").   NHP
Stockholders will receive cash in respect of fractional shares of Company Common Stock that would otherwise be distributed at the rate of $9.15 per share of Company Common Stock.

                 The NHP Stockholders will not be required to pay any consideration for the shares of Company Common Stock they receive in the Distribution. There is no current public trading market for the Company Common Stock. WMF intends to seek approval for quotation of the shares of Company Common Stock on the Nasdaq Stock Market upon issuance, but there is no assurance that such approval will be obtained or that an active market will develop following the Share Distribution.

                 IN REVIEWING THIS INFORMATION STATEMENT, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5.

                 THIS INFORMATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS ABOUT BUSINESS STRATEGIES, MARKET POTENTIAL, FUTURE FINANCIAL PERFORMANCE AND OTHER MATTERS. SUCH STATEMENTS INVOLVE MANY RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS, INCLUDING, WITHOUT LIMITATION, THOSE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5.

                             --------------------

  THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               INFORMATION STATEMENT.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

        THE DATE OF THIS INFORMATION STATEMENT IS ________________, 1997

                             ADDITIONAL INFORMATION

                 The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form 10 (including exhibits, schedules and amendments thereto, the "Company Form 10") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the Company Common Stock. This Information Statement, while forming a part of the Company Form 10, does not contain all of the information set forth in the Company Form 10. Reference is hereby made to the Company Form 10 for further information with respect to the Company and the securities to be distributed to the NHP Stockholders in the Share Distribution. Statements contained herein concerning the provisions of documents filed as exhibits to the Company Form 10 are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

                 The Company Form 10 is available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or on the Internet at http://www.sec.gov.

                 Following the Share Distribution, the Company will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports, proxy statements and other information with the SEC that will be available for inspection and copying at the SEC's public reference facilities referred to above. Copies of such material can be obtained by mail at prescribed rates by writing to the Public Reference Branch of the SEC at the address referred to above. In addition, it is expected that reports, proxy statements and other information concerning the Company will be available for inspection at the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                 Questions concerning the Share Distribution should be directed to Ann Torre Grant at (703) 394- 2420. After the Share Distribution, holders of Company Common Stock having inquires related to their investment in the Company should contact Michael D. Ketcham at (703) 610-1400.

                 NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                               TABLE OF CONTENTS

                                                                                                  Page
SUMMARY           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1

RISK FACTORS      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5

THE DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11

ARRANGEMENTS BETWEEN NHP AND THE COMPANY AFTER THE SHARE DISTRIBUTION . . . . . . . . . . . .      16

CAPITALIZATION    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION  . . . .      21

INDUSTRY OVERVIEW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30

BUSINESS          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31

MANAGEMENT OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39

RELATED PARTY TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      44

PRINCIPAL STOCKHOLDERS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45

DESCRIPTION OF THE COMPANY CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . .      47

INDEPENDENT PUBLIC ACCOUNTANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49

                                    SUMMARY

                 The following summary is qualified in its entirety by the more detailed information and financial information appearing elsewhere in this Information Statement. Except as set forth in the financial statements or as otherwise noted herein, all information contained in this Information Statement gives effect to a 789.94 for one stock split of the Company Common Stock (as defined herein), which is the stock split that would have taken place if the Share Distribution (as defined herein) had occurred on March 7, 1997. The actual stock split that will occur at the time of the Share Distribution will depend on the number of shares of NHP Common Stock issued and outstanding at the time of the Share Distribution. Unless the context requires otherwise, references to the "Company" refer to The WMF Group, Ltd. (formerly known as NHP Financial Services, Ltd.) and its subsidiaries.


                                  THE COMPANY

                 The Company is one of the largest independent commercial mortgage bankers in the United States based on a survey (the "MBA Survey") published by the Mortgage Bankers Association of America (the "MBA") and the largest originator of multifamily and healthcare loans insured by the Federal Housing Administration (the "FHA") based on statistics provided by the U.S. Department of Housing and Urban Development. The Company originates, underwrites, structures, places, sells and services multifamily and commercial real estate loans. Through its relationships with government sponsored entities ("GSEs"), investment banks, life insurance companies, commercial banks and other investors, the Company provides and arranges financing to owners of multifamily and commercial real estate on a nationwide basis using both a retail and wholesale network. The Company generates revenues through origination fees, servicing fees, net interest income on loans held for sale and placement fees. As of June 1996, the Company was the tenth largest servicer of multifamily and commercial real estate loans in the country based on the MBA Survey. In the year ended December 31, 1996, the Company originated $1.1 billion of multifamily and commercial real estate mortgages.

                 The Company believes that it is well positioned to compete effectively in the commercial real estate financing industry based on its capitalization, geographic scope and services provided. The commercial and multifamily mortgage banking industry is increasingly characterized by expensive technological demands, large and sophisticated infrastructure for real estate underwriting and risk evaluation, and the rapid emergence of the securitized market. These developments will, in the Company's judgment, lead to the creation of sophisticated and well-capitalized mortgage finance enterprises. The Company seeks to use its existing infrastructure and leverage its market position to increase market share of its established businesses and grow its non-multifamily commercial business.

                 The Company seeks to increase reported earnings and cash flow through (i) acquisitions and internal growth, (ii) design and delivery of new mortgage products, and (iii) expansion into related businesses. As a result of acquisitions and internal growth, the Company has increased loan originations from approximately $240 million in 1992 to approximately $1.1 billion in 1996, or a compound annual growth rate of 46.9 percent and its servicing portfolio from approximately $3.0 billion to $6.2 billion for a compound annual growth rate of 20.0 percent. In 1996 alone, the Company increased its portfolio of serviced mortgages from $4.4 billion to $6.2 billion primarily as a result of the acquisitions of Proctor & Associates of Michigan, Inc. ("Proctor") and American Capital Resource, Inc. ("ACR") (the acquisitions of Proctor and ACR are referred to herein as the "Proctor Acquisition" and the "ACR Acquisition," respectively.) In April 1997 the Company acquired substantially all of the mortgage banking assets of Askew Investment Company (the "Askew Acquisition"), further increasing its mortgage servicing portfolio by approximately $425 million.

                 The Company is a Delaware corporation formed in October 1992 to hold the operations of WMF Huntoon, Paige Associates Limited ("WMF Huntoon Paige") and Washington Mortgage Financial Group, Ltd. ("Washington Mortgage"). WMF Huntoon Paige has carried on the business of originating and servicing multifamily and healthcare mortgages insured by the FHA under various owners and under various names since 1979. Washington Mortgage, either directly or through its affiliate, Vienna Mortgage Corporation, has carried on the business of originating and servicing multifamily and commercial mortgages under various owners and under various names since 1984. The Company was acquired by NHP Incorporated ("NHP") on April 1, 1996. The principal executive offices of the Company are located at 1593 Spring Hill Road, Suite 400, Vienna, Virginia 22182, phone (703) 610-1400.

                                THE DISTRIBUTION

DESCRIPTION OF THE DISTRIBUTION

                 On May 9, 1997, NHP distributed to each holder of record of NHP Common Stock at the close of business on May 2, 1997, one right (a "Right") for each outstanding share of NHP Common Stock (the "Rights Distribution").
Each Right entitles the holder to receive from the Company, or any successor thereof, a distribution (the "Share Distribution" and, with the Rights Distribution, the "Distribution") of one-third of a share of Company Common Stock, subject to the terms of a Rights Agreement, dated as of April 21, 1997 (the "Rights Agreement") between NHP, the Company and The First National Bank of Boston, as Rights Agent. The Rights distributed on May 9, 1997 are evidenced by the certificates of NHP Common Stock then outstanding. NHP Common Stock issued after May 9, 1997 and prior to the Maturity Time (as defined below) will have a legend and reference to the Rights Agreement. Subject to certain conditions, the Rights will mature at the earlier of (i) the effective time of the Merger (as defined below) and (ii) December 1, 1997 (such time being referred to as the "Maturity Time").

                 Pursuant to the Rights Agreement, NHP will distribute all of the issued and outstanding shares of the Company's Common Stock held by NHP to holders of Rights as governed by the Rights Agreement. NHP Stockholders will receive cash in respect of fractional shares of Company Common Stock that would otherwise be distributed at the rate of $9.15 per share of Company Common Stock. The NHP stockholders will not be required to pay any consideration for the shares of Company Common Stock they receive in the Share Distribution.

REASONS FOR THE DISTRIBUTION

                 Apartment Investment and Management Company ("AIMCO"), a wholly-owned subsidiary of AIMCO and NHP have entered into an Agreement and Plan of Merger, dated as of April 21, 1997 (the "Merger Agreement") pursuant to which the AIMCO subsidiary will, subject to the terms and conditions provided in the Merger Agreement, merge with and into NHP (the "Merger"), thereby making NHP, as the surviving corporation, a wholly-owned subsidiary of AIMCO (the "Surviving Corporation"). In addition, AIMCO purchased 51 percent of the shares of NHP Common Stock on May 5, 1997 pursuant to a stock purchase agreement among AIMCO, Demeter Holdings Corporation ("Demeter") and Capricorn Investors, L.P. ("Capricorn"). AIMCO required that the Rights Distribution occur as a condition to the Merger and the purchase of shares of NHP Common Stock and NHP believes that completion of the Merger while allowing current shareholders of NHP the opportunity to retain an interest in the business of the Company maximizes the value that shareholders of NHP will receive in connection with the Merger. In addition, even if NHP were not acquired by AIMCO, NHP believes that the Share Distribution, and the Company's subsequent status as a public company, will allow investors to evaluate better the merits and outlook of the Company's business. The Share Distribution would also give NHP Stockholders and other potential investors the flexibility to direct their investment to their specific area of interest, property management or financial services, or to continue to retain an interest in both areas.

FEDERAL INCOME TAX CONSEQUENCES

                 NHP expects to recognize gain as a result of the Rights Distribution combined with the later maturity of the Rights. The amount of gain recognized by NHP will be the excess of the fair market value of the Company over NHP's tax basis in the Company. NHP's tax basis in the Company Common Stock as of December 31, 1996 was approximately $23,400,000, and is subject to further adjustment reflecting the Company's 1997 earnings and distributions. NHP expects to have regular federal income tax net operating losses available in a sufficient amount to offset the gain under the regular federal income tax, but does not expect to have sufficient alternative minimum tax net operating losses available to offset the gain under the federal alternative minimum tax.

                 The Rights Distribution is expected to be treated for federal income tax purposes as a dividend to the NHP stockholders of record on May 2, 1997 to the extent of the current and accumulated earnings and profits of

NHP. The amount of the distribution is the fair market value of the Company on the date of the distribution of the Rights (the "Rights Distribution Date"). The portion of the Rights Distribution that will be treated as a dividend cannot be finally determined until the end of NHP's taxable year that includes the Rights Distribution. The portion of the Rights Distribution in excess of the amount treated as a dividend will be treated as a tax free return of basis to the extent of an NHP Stockholder's basis in NHP Common Stock, and as a capital gain to the extent such portion exceeds the NHP Stockholder's basis in NHP Common Stock. For a more complete discussion of certain federal income tax consequences of the Distribution, see "The Distribution -- Federal Income Tax Consequences of the Rights Distribution and the Maturity of the Rights." NHP Stockholders are urged to consult their own tax advisors.

RELATIONSHIP BETWEEN NHP AND THE COMPANY AFTER THE SHARE DISTRIBUTION

                 As a result of the Share Distribution, the Company will cease to be a subsidiary of or otherwise affiliated with NHP and will thereafter operate as an independent, publicly held company. However, as indicated under "Management," one director of NHP is a director of the Company and will continue in such dual capacity at least until the Merger if the Share Distribution occurs before the Merger. The Company and NHP will also enter into certain agreements providing for (a) the orderly separation of NHP and the Company and the making of the Share Distribution and (b) the allocation of certain tax and other liabilities. See "Arrangements Between NHP and the Company after the Share Distribution."

                                DIVIDEND POLICY

                 The Company does not anticipate declaring and paying cash dividends on the Company Common Stock in the foreseeable future. The decision whether to apply any legally available funds to the payment of dividends on the Company Common Stock will be made by the Board of Directors of the Company (the "Company Board") from time to time in the exercise of its business judgment, taking into account the Company's financial condition, results of operations, existing and proposed commitments for use of the Company's funds and other relevant factors. See "Description of Company Capital Stock -- Common Stock." The Company's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements or in arrangements with or regulations of government sponsored entities.

                                  RISK FACTORS

                 In reviewing this Information Statement, stockholders should carefully consider the matters described under the heading "Risk Factors" beginning on p. 5.

                         SUMMARY FINANCIAL INFORMATION

                 The following table sets forth selected financial and operating data of the Company as of and for each of the years in the four-year period ended December 31, 1995, as of and for the three-month period ended March 31, 1996 and as of and for the nine-month period ended December 31, 1996. The data for the three-month period ended March 31, 1996 and the nine-month period ended December 31, 1996 are presented separately as a result of the acquisition of the Company, which was formerly known as WMF Holdings Ltd., by NHP effective April 1, 1996 (the "Acquisition.") The table also sets forth pro forma income statement data for the year ended December 31, 1996 giving effect to the Acquisition as though it occurred January 1, 1996. The selected financial data of the Company as of and for each of the years in the four-year period ended December 31, 1995, as of and for the three-month period ended March 31, 1996 and as of and for the nine-month period ended December 31, 1996 were derived from the Company's consolidated financial statements. The pro forma data (which are unaudited) are derived from the footnotes to the Company's consolidated financial statements contained elsewhere in this Information Statement. The pro forma results are not necessarily indicative of operating results that would have been achieved had the Acquisition actually occurred on January 1, 1996. Additionally, the pro forma operating results are not intended to be a projection of results of future operations. The selected financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, pro forma financial statements and related notes included elsewhere herein.

                     Selected Consolidated Financial Data
                (Dollars in thousands, except per share data)

                                          THE COMPANY                                 WMF HOLDINGS LTD. AND SUBSIDIARIES
                                   ----------------------------   ------------------------------------------------------------------
                                                    9 MONTHS      3 MONTHS
                                    PRO FORMA        ENDED          ENDED                       YEAR ENDED DECEMBER 31,
                                   DECEMBER 31,    DECEMBER 31,    MARCH 31,    ----------------------------------------------------
INCOME STATEMENT DATA                1996 (1)         1996           1996         1995         1994           1993          1992
                                   -----------     ------------   ----------    ---------    ---------     -----------   -----------
                                   (UNAUDITED)                                                             (UNAUDITED)   (UNAUDITED)
                                                                                                           -----------   -----------
Revenues                           $    30,301     $    23,473   $     6,828   $   21,999   $   17,061      $   16,271    $   10,655
Expenses                           $    29,416     $    22,318   $     6,523   $   21,222   $   17,223      $   15,550    $   10,612
Net income (loss)                  $       885     $     1,155   $       305   $      777   $     (162)     $      721    $       43
Net income (loss) per share (2)    $      0.21     $      0.27   $      0.07   $     0.16   $    (0.03)     $     0.12    $     0.01
Weighted average shares              4,217,479       4,217,479     4,217,479    4,717,312    6,216,812       6,216,812     6,216,812
   outstanding (2)

                                                                                                   DECEMBER 31,
                                                   DECEMBER 31,    MARCH 31,   -----------------------------------------------------
BALANCE SHEET DATA                                     1996          1996         1995         1994           1993          1992
                                                   ------------  -----------   ----------   ----------     -----------   -----------
                                                                                                           (UNAUDITED)   (UNAUDITED)
                                                                                                           -----------   -----------
Mortgage loans held for sale                       $    40,263   $    23,116   $   32,462   $    5,110      $   44,738    $   32,401
Servicing rights                                   $    22,460   $     8,477   $    8,466   $    8,100      $    7,150    $    8,319
Total assets                                       $    88,097   $    48,976   $   57,176   $   31,689      $   65,347    $   50,233
Total debt (3)                                     $    46,136   $    34,108   $   43,304   $   15,271      $   51,652    $   39,059
Shareholder's equity                               $    22,528   $     4,324   $    4,018   $    6,241      $    6,403    $    5,682


OTHER DATA
EBITDA (4)                         $     8,256     $     6,502   $     1,754   $    4,743   $    2,497      $    3,481    $    1,829

(1) Adjusted to reflect results of operations for the twelve months ended December 31, 1996, as if the acquisition had occurred January 1, 1996. Adjustments include all income amounts for the three months ended March 31,1996 and additional amortization of $575,648.
(2) Gives effect to a 789.94 per share stock split, which is the stock split that would have been required pursuant to the terms of the Rights Agreement if the Share Distribution had occurred on March 7, 1997. The actual stock split will be such that the number of shares of Company Common Stock held by NHP on the Share Distribution date will equal one-third of the number of shares of NHP Common Stock outstanding on such date.
(3) Includes $5,000,000 of notes to the Company's former shareholder as of March 31, 1996 and December 31, 1995, and $2,000,000 of notes to the Company's former shareholder as of December 31, 1994 and 1993 all of which were repaid in conjunction with the Acquisition.
(4) EBITDA consists of income from operations before non-warehouse interest expense, income taxes, depreciation and amortization. EBITDA is included because it is used in the industry as a measure of a company's operating performance, but should not be construed as an alternative either (i) to income from operations (determined in accordance with generally accepted accounting principles) as a measure of profitability or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles). EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

                                  RISK FACTORS

                 An investment in the Company Common Stock involves certain risks, including those described below, which can adversely affect the value of the Company Common Stock. Neither NHP nor the Company makes, nor is any other person authorized to make, any representation as to the future market value of the Company Common Stock.

ABSENCE OF PRIOR TRADING MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

                 Prior to the date of this Information Statement and until the Share Distribution, the Company has been and will be a part of NHP and there has been no trading market for the Company Common Stock. The Company is unable to predict the extent of the market for the Company Common Stock or the prices at which such shares will trade. The price at which the Company Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the number of shares available in the market, the trading volume of the Company Common Stock, investor perception of the Company and of the business and general economic and market conditions. The prices at which the Company Common Stock trades may fluctuate broadly.

                 Although the Company intends to apply for the Company Common Stock to be quoted on the Nasdaq National Market, there can be no assurance that the application will be granted or, if granted, that the Company will continue to meet the requirements for the quotation of the Company Common Stock on Nasdaq. Regardless of whether the Company Common Stock is quoted on the Nasdaq National Market or trades in the over- the-counter market with quotations being published in the OTC Bulletin Board and the NQB Pink Sheets, there can be no assurance that an effective trading market will develop or, if one does develop, that it will be maintained, nor can there be any assurance as to the prices at which the Company Common Stock will trade following the Share Distribution.

                 A "when-issued" trading market in the Company Common Stock may develop on or about the effective date of the registration statement of which this information statement is a part. The existence of such a market means that shares can be traded prior to the time certificates are actually available or issued. Whether or not there is a "when-issued" market prior to the availability of certificates, until an orderly market for the Company Common Stock develops, the prices at which shares of such stock will trade may be affected by an imbalance of supply and demand.

NEED FOR ADDITIONAL CAPITAL

                 General. The Company's ability to execute its business strategy depends to a significant degree on its ability to incur indebtedness and obtain equity capital. Prior to the Share Distribution, the Company had access to the resources of NHP including NHP's cash flow, borrowings under NHP's credit facility and NHP's access to the debt and equity markets. Following the Share Distribution, the Company will have to rely on its own resources to obtain capital. Other than as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," the Company has no commitments for additional borrowings or sales of equity capital and there can be no assurance that the Company will be successful in consummating any future financing transactions on terms satisfactory to the Company, if at all. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control. In addition, covenants under the Company's future debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness and to issue preferred stock. The Company's ability to repay its outstanding indebtedness at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the

Company does not have access to the capital markets for the sale of additional debt or equity securities through public offerings or private placements on terms reasonably satisfactory to the Company.

                 Dependence on Warehouse Financing. The Company's mortgage lending business depends upon warehouse facilities with financial institutions or institutional lenders to finance the Company's temporary holding of loans between loan closing and mortgage investor funding. Implementation of the Company's growth strategy requires continued availability of warehouse facilities and may require increases in the capacity of warehouse facilities. The present warehouse facilities expire within one year. Although the Company has successfully renewed its warehouse credit agreements in the past, there can be no assurance that such financing will be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional warehouse facilities or to extend or replace existing facilities when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

CHALLENGES OF BUSINESS INTEGRATION AND MANAGEMENT OF GROWTH

                 The Company has implemented a strategy of expanding its business both internally and through acquisitions of other mortgage originating and servicing companies and intends to continue to seek additional acquisition candidates. In addition, the Company is increasing its presence in origination and servicing of commercial mortgages other than mortgages on multifamily properties, which had traditionally been the focus of the Company's business. The process of integrating acquired businesses with differing markets, customer bases, financial products, systems and managements into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's resources. These difficulties may be particularly acute in connection with the Company's expansion into business lines outside of its traditional multifamily business. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, retain, supervise and manage its workforce and to continue to develop the skills necessary for the Company to compete successfully in its new business lines.
In particular, the success of certain acquisitions may be dependent upon the Company's ability to retain and motivate key employees of the acquired business. No assurance can be given that the Company will successfully meet all of these challenges. Nor can assurance be given that additional suitable acquisition candidates can be identified, financed and purchased on acceptable terms, or that future acquisitions, if completed, will be successful.

CYCLICAL NATURE OF MORTGAGE ORIGINATION BUSINESS AND OTHER EFFECTS OF GENERAL ECONOMIC CONDITIONS

                 Periods of economic slowdown or recession, rising interest rates or declining demand for real estate will adversely affect the Company's business. In particular, an economic slowdown will generally reduce the Company's origination and sales of mortgages, which generated approximately half of the Company revenue in 1996. In addition, periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on multifamily and commercial mortgage loans, which may also have an adverse effect on the Company's business, financial condition and results of operations. The Company may experience losses as a result of reduced servicing fees from mortgages that are foreclosed and may experience losses from non-payment on mortgages in the Delegated Underwriting and Servicing ("DUS") Program described under "-- Risk of Loss on Certain Mortgage Loans Sold." Such periods also may be accompanied by decreased demand for multifamily or commercial properties, resulting in declining values of properties securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. Significant increases in properties for sale during recessionary economic periods may depress the prices at which foreclosed properties may be sold or delay the timing of such sales. There can be no assurance that the multifamily or commercial markets will be adequate for the sale of foreclosed properties and any material deterioration of such markets could reduce recoveries from the sale of repossession inventory.

                 Changes in the relationship between short-term and long-term interest rates could also affect the Company's results of operations. The Company earns net interest income, typically based upon long-term rates earned on loans net of the short-term borrowing costs to finance such loans, on loans held between loan closing and mortgage investor funding. If long-term interest rates decreased relative to short-term interest rates, the Company's net interest income would, under certain circumstances, decline and could, under certain circumstances, become a net interest expense. Additionally, decreases in short-term interest rates would reduce the Company's income from placement fees.

IMPAIRMENT OF MORTGAGE SERVICING RIGHTS

                 Pursuant to generally accepted accounting principles ("GAAP") mortgage banking firms are required to recognize as a separate asset the right to service mortgage loans, whether those rights are retained upon sale of mortgages originated by the firm or acquired by purchase, if it is practicable to determine the fair value of the servicing rights. Accordingly, upon origination and sale of a mortgage and to the extent that it is practicable to determine the fair value of the servicing rights, the Company is required to recognize income equal to the value of the retained rights, and to amortize the value of the rights over the life of the retained rights. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- New Accounting Standards." The value of this asset is evaluated for impairment based on the excess of the carrying amount of the mortgage servicing rights over their fair value. The fair value may be affected by various factors including changes in mortgage prepayments (which tend to increase as prevailing long-term interest rates decline and decrease as such interest rates rise), higher than expected loan defaults, lower than expected short-term interest rates, and other factors which impact the net cash flow generated from such servicing rights. Other key factors that impact the estimated fair value of commercial and multifamily mortgage servicing rights include prepayment penalty terms (including lockout and yield maintenance requirements), the underlying loans' average custodial balances and short-term interest rates. The Company's operating results will be adversely affected to the extent that impairment occurs. No assurance can be given that the factors that cause impairment will approximate the Company's estimates or that such capitalized mortgage servicing rights could be sold at their stated value, if at all.

RISK OF LOSS ON CERTAIN MORTGAGE LOANS SOLD

                 The Company is an approved lender under the Federal National Mortgage Association's ("Fannie Mae") DUS Program. Under this program, the Company originates, places and services multifamily loans for Fannie Mae without having to obtain Fannie Mae's prior approval for each loan. This program requires the Company to share the risk of loss by paying a portion of the losses on mortgages it originates under the program, up to 20 percent of the original principal balance of the loan. Additionally, as previously discussed, changes in the Company's estimates of defaults under the DUS Program could materially impact the value of rights to service. The Company is required to maintain a letter of credit or cash balances sufficient to cover a probability based assessment of its portion of any such losses. As of December 31,1996, the unpaid principal balance of loans placed in the DUS Program by the Company totaled $776.5 million (out of a total of $6.2 billion principal balance of all loans serviced by the Company). As of December 31, 1996, the Company had a reserve to provide for future loan losses under the DUS Program of $4.4 million and a $4.2 million letter of credit to secure losses under the program. While the Company believes that this reserve is sufficient, actual loan losses under the DUS Program could exceed this reserve and could have a materially adverse effect on the Company's performance.

RETAINED RISKS OF MORTGAGE LOANS SOLD

                 In connection with the Company's origination and sale of certain mortgage loans, the Company must make certain representations and warranties concerning mortgages originated by the Company and sold to mortgage investors. These representations and warranties cover such matters as title to mortgaged property, lien priority, environmental reviews and certain other matters. The Company's representations and warranties rely in part on similar representations and warranties made by the borrower or others. The Company would have a claim against the borrower or another party in the event of a breach of any representations or warranties that are made by the borrower or others; however, the Company's ability to recover on any such claim would be dependent upon the financial condition of the party against which such claim is asserted. In addition, the Company makes some representations and warranties even though it does not receive similar representations and warranties from borrowers or others, and the Company is not entitled to indemnity with respect to violations of such representations and warranties. There can be no assurance that the Company will not experience a material loss as a result of representations and warranties it makes.

REQUIREMENT TO ADVANCE CERTAIN FUNDS

                 When borrowers are delinquent in making monthly payments on multifamily and commercial mortgage loans serviced by the Company, the Company may be required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. In addition, the Company may be required to advance funds for the payment of real estate taxes and insurance. At December 31, 1996, the Company had made principal, interest and other servicing advances of $2.0 million. These advances require funding from the Company's capital resources but have priority of repayment to the Company from collections or recoveries on the loans.

TERMINATION OF CERTAIN SERVICING CONTRACTS

                 Mortgage servicing contracts covering approximately $1.1 billion or 18 percent of the principal balance of mortgages serviced by the Company are terminable upon 30 days notice by the holder of the serviced mortgage. These contracts are generally for the servicing of mortgages held by insurance companies. The percentage of mortgages covered by contracts with such termination provisions may increase to the extent the Company increases its servicing of mortgages held by insurance companies. The remainder of the Company's mortgages are for a term equal to the life of the mortgage and are terminable by the holder of the mortgage only for cause, upon payment to the Company of a termination fee or upon prepayment or other early termination of the mortgage.

GOVERNMENT REGULATION AND CHANGES IN GOVERNMENTAL PROGRAMS

                 The operations of the Company are subject to regulation by federal, state and local government authorities (such as the FHA and the Government National Mortgage Association ("Ginnie Mae")), various laws and judicial and administrative decisions, and regulations of government sponsored entities (such as Fannie Mae and the Federal Home Loan Mortgage Corporation ("Freddie Mac")) that purchase mortgages originated and/or serviced by the Company. See "Business -- Regulation." These laws, regulations and decisions require the Company, among other things, to maintain a minimum net worth and minimum lines of credit, to submit financial reports, and to maintain a quality control plan for the underwriting, origination and servicing of loans. These laws and regulations also impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims handling procedures, personnel qualifications, and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations and with the requirements of entities purchasing mortgages, there can be no assurance that more restrictive laws, rules, regulations or requirements will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, purchase, sell or service loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business or prospects of the Company. If the Company were unable to comply with these regulations, or were found to be in violation of the regulations, the Company could lose the opportunity to originate, sell or service mortgages in certain jurisdictions or to originate mortgages on behalf of, sell mortgages to or service mortgages held by certain institutions. The inability to originate, sell or service mortgages with respect to a participating jurisdiction or a particular entity could have a material adverse effect on the Company.

                 As of December 31, 1996, the Company's tangible net worth was less than that required for continued servicing of loans held by Freddie Mac. Freddie Mac has advised the Company that the Company has financial strengths not recognized in its adjusted net worth calculation, and that Freddie Mac does not consider the Company to be out of compliance as of December 31, 1996. As of that date, the Company serviced loans held by Freddie Mac with a principle balance of approximately $246 million. Freddie Mac has advised the Company that it will re-evaluate the Company's compliance with the net worth requirement after financial results for 1997 are available. There can be no assurance that the Company will meet the net worth requirement at that time, or that Freddie Mac will consider the Company to be in compliance if it does not meet the standard.

                 Approximately 44.8 percent of loans originated by the Company in 1996 and approximately 53.1 percent of loans serviced by the Company as of December 31, 1996 were insured by the FHA. A change in the law governing FHA programs, regulations relating to those programs or other changes to the programs could affect the availability of, or the ability of the Company to originate or service, FHA-insured mortgages. Any such change could therefore have a material adverse effect on the Company and its results of operations.

                 The Company must obtain the prior consent of Fannie Mae, Freddie Mac and the State of Arizona prior to a change in control of the Company, which may include the Share Distribution. The Company has no reason to believe that any such consents required in connection with the Share Distribution will not be granted.

RELIANCE ON KEY PERSONNEL

                 The Company is dependent upon the efforts and abilities of a number of its current key management, including J. Roderick Heller, III, the Company's Chairman, and Shekar Narasimhan, the Company's President and Chief Executive Officer. The success of the Company depends to a large extent upon its ability to retain and continue to attract key employees. The loss of certain of these employees or the Company's inability to retain or attract key employees in the future could have an adverse effect upon the Company's operations.

DEPENDENCE ON SALES STAFF

                 The Company is dependent upon the efforts and abilities of its twenty-eight person sales staff. The success of the Company depends to a large extent upon its ability to retain and continue to attract sales personnel. If sales staff responsible for a significant portion of the Company's annual loan origination volume were to terminate their employment with the Company for any reason, the Company's loan origination volume, and thus its operating results, could be adversely affected.

COMPETITION

                 The Company's competition varies by geographic market. Generally, competition is fragmented with very few national competitors, and many local and regional competitors. The profile and business practices of competitors may change, however, because the multifamily and commercial mortgage industry is undergoing a period of consolidation. Certain of the Company's competitors are larger and have greater financial resources, including greater access to and lower cost of capital, than the Company. In addition, the Company's business is characterized by low barriers to entry, and new competitors have recently been successful in raising the capital necessary to enter the business.

RISKS OF SECURITIZATION

                 The Company has historically received commitments from third-party mortgage investors to purchase loans at predetermined prices prior to origination. In the future, the Company may decide to securitize mortgage loans by pooling and subsequently selling them in the secondary market without pre-existing investor purchase commitments. Adverse changes in interest rates, the secondary market or in the assets securing the mortgages could impair the Company's ability to sell these loans on profitable terms or on a timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations.

RISK OF HEDGING TRANSACTIONS

                 The Company may in the future enter into hedging instruments designed to reduce the effects of interest rate movements. Such transactions could cause the Company to recognize losses depending on the terms of the instrument and actual interest rate movements.

RELATIONSHIP WITH NHP; POTENTIAL CONFLICTS OF INTEREST

                 From April 1, 1996 until the Maturity Time, the Company has operated as a subsidiary of NHP. On or before the Maturity Time, the Company and NHP will enter into the Separation Agreement. See "Arrangements Between NHP and the Company After the Share Distribution." This agreement is expected to provide, among other things, for NHP and the Company to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Share Distribution. The terms of the agreement that will govern the relationship between the Company and NHP will be established by NHP in consultation with the Company's management prior to the Share Distribution, while the Company is a wholly-owned subsidiary of NHP, and will not be the result of arms'-length negotiations. Accordingly, there can be no assurance that the terms and conditions of the agreement will not be more or less favorable to the Company than those that might have been obtained from unaffiliated third parties. Adverse developments or material disputes with NHP following the Share Distribution could have a material adverse effect on the Company.

CONTROL BY MAJORITY STOCKHOLDERS

                 After the Share Distribution, Demeter will own approximately
39.3 percent of the outstanding Common Stock of the Company. See "Principal Stockholders of the Company." In addition, Capricorn will hold approximately
9.1 percent of the outstanding Common Stock of the Company, but the Company understands that Capricorn intends to distribute these shares to its partners. Capricorn's partners include an affiliate of Demeter, which has a 20 percent interest in Capricorn. Capricorn Investors II, L.P. ("Capricorn II"), a partnership controlled by the general partner of Capricorn, has entered into a commitment pursuant to which it would, following the negotiation and execution of definitive documentation and subject to the satisfaction of the conditions that will be specified therein, acquire additional shares of the Company, as a result of which it would hold approximately 11.5 percent of the issued and outstanding shares of the Company. Messrs. Eisenson and Palmer, directors of the Company, are officers of Demeter and Phemus Corporation an a affiliate of Demeter ("Phemus"), and Mr. Winokur, also a director of the Company, controls the managing general partner of Capricorn and is the manager of the general partner of Capricorn II. In addition, Phemus owns limited partnership interests in Capricorn and Capricorn II, and Mr. Winokur is a member of the board of directors of Harvard Management Company, Inc., an affiliate of Demeter and Phemus. If Capricorn II were to complete the proposed investment, then Demeter and Capricorn II would together have the requisite votes to elect all the Company's directors and to approve or disapprove stockholder matters with respect to the affairs and policies of the Company that are determined by majority votes of the stockholders of the Company. Furthermore, because of their shareholdings, Demeter and Capricorn II will likely have the ability to cause or prevent a sale of the Company or other transaction resulting in a change of control even if such a transaction is in the interest of other stockholders. Moreover, given the size of its holding, Demeter may exercise effective control over such matters on its own.

NO ANTICIPATED STOCKHOLDER DISTRIBUTIONS

                 It is not anticipated that the Company will pay cash dividends on Company Common Stock in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on the Company Common Stock will be made by the Board of Directors of the Company from time to time in exercise of its business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments by the Company for the use of available funds, and the Company's obligations with respect to the holders of any then outstanding indebtedness or preferred stock. The Company's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements or in arrangements with or regulations of government sponsored entities.

SHARES ELIGIBLE FOR FUTURE SALE

                 Sales of substantial amounts of Company Common Stock in the public market following the Share Distribution could have an adverse effect on the market price of the Common Stock. Of the approximately 4.8 million shares to be outstanding after the Share Distribution and the Capricorn Transaction (as defined below), approximately 2.9 million shares will be held by Demeter, Capricorn (prior to any distribution of shares to its partners) and Capricorn
II. These shares will be subject to sale either without restriction or subject to the volume limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if Demeter and Capricorn are considered affiliates of the Company as that term is defined in Rule 144.

                                THE DISTRIBUTION

DESCRIPTION OF THE DISTRIBUTION

                 The Share Distribution will be made at the earlier of (i) the effective time of the proposed Merger between NHP and a wholly owned subsidiary of AIMCO and (ii) December 1, 1997 (such time being referred to as the "Maturity Time") to holders of Rights on the basis of one-third of a share of Company Common Stock for each Right. The Share Distribution is conditioned on receipt of all necessary consents, and therefore may not be completed until consent to the Share Distribution is received from the lenders under NHP's bank credit facility. Accordingly, if this consent is not received prior to the earlier of the effective time of the Merger or December 1, 1997, the Maturity Time will be deferred until the consent is received.

                 If the Maturity Time is the effective time of the Merger, NHP Stockholders will receive their shares of Company Common Stock when they exchange their NHP Common Stock for AIMCO Common Stock. If the Maturity Time is December 1, 1997, NHP Stockholders of record immediately prior to the Maturity Time will receive certificates evidencing the shares of Company Common Stock. No certificates or scrip representing fractional shares of Common Stock will be issued. NHP Stockholders will receive cash in lieu of fractional shares of Company Common Stock that would otherwise be distributed at a rate of $9.15 per share of Company Common Stock.

                 The Rights were issued May 9, 1997 to stockholders of record of NHP Common Stock on May 2, 1997 on the basis of one Right for each share of NHP Common Stock. In addition, one Right was attached to and issued with each share of NHP Common Stock issued after May 2, 1997, and one Right will be issued with each share of NHP Common Stock issued prior to the Maturity Time. At the close of business on May 9, 1997, 12,655,439 shares of NHP Common
Stock were outstanding and held of record by 49 holders. NHP believes there are approximately 400 beneficial owners of shares of NHP Common Stock as of May 9, 1997. If the Share Distribution occurred on that date, an aggregate of approximately 4,218,479 shares of Company Common Stock would have been distributed to such holders. NHP is prohibited by the Rights Agreement and the Merger Agreement from issuing additional shares of NHP Common Stock, except in connection with the exercise of outstanding stock options. NHP therefore believes the number of shares of Company Common Stock to be issued in the Share Distribution will not differ significantly from the amount set forth above.

                 Capricorn II has entered into a commitment pursuant to which it will, following the negotiation and execution of definitive documentation and subject to the satisfaction of the conditions that will be specified therein, purchase 546,448 shares of Company Common Stock at the time of the Share Distribution for a price of $9.15 per share (the "Capricorn Transaction"). The Company also expects to issue at a nominal purchase price pursuant to the terms and conditions of an Employee Stock Purchase Plan (the "ESPP") it intends to adopt prior to the Share Distribution, twenty-five shares of Company Common Stock to each employee of the Company who is not eligible for participation in a Key Employee Incentive Plan the Company also intends to adopt. In addition, the ESPP is expected to provide that each employee will have an option to acquire up to 1,000 shares of Company Common Stock for a price of $9.15 per share, which option shall be exercisable for 10 business days commencing upon effectiveness of an appropriate registration statement under the Securities Act.

                 In connection with the Rights Distribution, Demeter and Capricorn have agreed that they will not, for a period ending April 1, 1998, purchase any shares of Common Stock at a price of less than $9.15 per share and that, except in certain situations, for a period of one year following the Share Distribution, they will not sell, in one or more related transactions, more than 50 percent of the shares held by them at the Maturity Time without requiring the purchaser of the shares to offer to purchase the shares of all holders of the Company's Common Stock or propose a merger, each on terms comparable to those on which Demeter or Capricorn sells. In addition, Capricorn II has agreed that, if the Capricorn Transaction is completed for a period of 90 days following the Share Distribution, it will not purchase any shares of Company Common Stock on the open market unless it has been notified by the Company that the Company will not be buying any shares of Company Common Stock in open market transactions. Capricorn II has also agreed that, if during the period of one year following the Share Distribution it (together with its affiliates, which shall not include Capricorn for this purpose) is the single largest shareholder of the Company and holds more than 20% of the shares of the Company, it will not sell, in one or more related transactions, more than 50 percent of the shares held by it at the time of the sale without requiring the purchaser of the shares to offer to purchase the shares of all holders of the Company's Common Stock on terms comparable to those on which Capricorn II sells.

EXPENSES OF THE DISTRIBUTION

                 It is estimated that the direct legal, financial advisory, accounting, printing, mailing and other expenses (including the fees of NHP's and the Company's transfer agents) will total approximately $500,000, and will be borne by NHP. These expenses do not include any of the costs associated with the time spent by NHP's and the Company's officers and legal, accounting and other personnel in connection with the Distribution or other internal costs of NHP or the Company. Upon request, NHP will pay the reasonable expenses of brokerage firms, custodians, nominees and fiduciaries who are record holders of NHP shares for forwarding this Information Statement to the beneficial owners of such shares.

REASONS FOR THE DISTRIBUTION

                 AIMCO, a wholly owned subsidiary of AIMCO and NHP have entered into an Agreement and Plan of Merger, dated as of April 21, 1997 (the "Merger Agreement") pursuant to which AIMCO's wholly owned subsidiary will, subject to the terms and conditions provided in the Merger Agreement, merge with and into NHP (the "Merger"), thereby making NHP, as the surviving corporation, a wholly-owned subsidiary of AIMCO (the "Surviving Corporation"). AIMCO required that the Rights Distribution occur as a condition to the Merger and NHP believes that completion of the Merger while allowing current shareholders of NHP the opportunity to retain an interest in the business of the Company maximizes the value that shareholders of NHP will receive in connection with the Merger. In addition, even if NHP were not acquired by AIMCO, NHP believes that the Share Distribution, and the Company's subsequent status as a public company, will allow investors to evaluate better the merits and outlook of the Company's business. The Share Distribution would also give NHP Stockholders and other potential investors the flexibility to direct their investment to their specific area of interest, property management or financial services, or to continue to retain an interest in both areas.

FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS DISTRIBUTION AND THE MATURITY OF THE RIGHTS

                 The following summary describes certain United States federal income tax consequences of the Rights Distribution by NHP to NHP Stockholders and the maturity of the Rights. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings, and judicial decisions as of the date hereof, all of which may be repealed, revoked, or modified so as to result in federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect an NHP Stockholder. In addition, the authorities on which this summary is based are subject to various interpretations. It is therefore possible that the federal income tax treatment of the distribution, holding, and disposition of the Rights and the Company Common Stock may differ from the treatment described below.

                 This summary applies only to NHP Stockholders who own NHP Common Stock held as a capital asset, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, persons holding the Company Common Stock as part of a hedging or conversion transaction or a straddle, persons whose "functional currency" is not the U.S. dollar, foreign investors, and certain U.S. expatriates.

                 This summary is for general information only. It does not address all aspects of U.S. federal income taxation that may be relevant to holders of NHP Common Stock in light of their particular circumstances, nor does it address any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction. NHP Stockholders should consult their tax advisors about the particular United States federal income tax consequences to them of the Rights Distribution, the maturity of the Rights, or the holding and disposition of the Company Common Stock, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

Effect of the Rights Distribution and Maturity of the Rights on NHP

                 NHP expects to recognize gain for federal income tax purposes as a result of the Rights Distribution combined with the later maturity of the Rights. The amount of gain recognized by NHP will be the excess of the fair market value of the Company over NHP's tax basis in the Company. NHP's tax basis in the Company Common Stock as of December 31, 1996 was approximately $23,400,000, and is subject to further adjustment reflecting the Company's 1997 earnings and distributions. The gain so recognized will be a capital gain, and will be added to the regular taxable income and the alternative minimum taxable income of NHP for the taxable year in which the Rights Distribution occurs.
NHP does not expect to have sufficient alternative minimum tax net operating losses available to offset such gain, so that the 20 percent federal alternative minimum tax will likely apply to most or all of such gain. NHP does expect to have regular federal income tax net operating losses available in a sufficient amount to offset such gain under the regular federal income tax, although the amount of available loss carryovers has not been finally determined by the IRS or the courts. In the event that the fair market value of the Company is less than NHP's tax basis, NHP will not be permitted to claim any loss for federal income tax purposes.

Effect of the Rights Distribution and Maturity of the Rights on NHP
Stockholders

                 The Rights Distribution is expected to be treated for federal income tax purposes as a dividend to the NHP stockholders of record on May 2, 1997 to the extent of the current and accumulated earnings and profits of NHP. The amount of the distribution is the fair market value of the Company shares covered by the Rights on the Rights Distribution Date. The portion of the Rights Distribution that will be treated as a dividend cannot be finally determined until the end of NHP's taxable year that includes the Rights Distribution (including the determination of the amount of gain, if any, recognized by NHP by reason of the Rights Distribution). The portion of the Rights Distribution in excess of the amount treated as a dividend will be treated as a tax free return of basis to the extent of an NHP Stockholder's basis in NHP Common Stock, and as a capital gain to the extent such portion exceeds the NHP Stockholder's basis in NHP Common Stock. Such capital gain will be a long-term capital gain to the extent the NHP Stockholder holds NHP Common Stock in which the holding period exceeds one year. An NHP Stockholder's basis in NHP Common Stock will be reduced (but not below zero) by the portion of the Distribution in excess of the amount treated as a dividend.

                 Domestic corporations that satisfy the holding period rules of Internal Revenue Code section 246(c) with respect to NHP Common Stock, and that receive a Rights Distribution, will generally be entitled to a 70 percent dividends received deduction for the dividend portion of the distribution. However, if the corporation's NHP Common Stock is "debt-financed portfolio stock" for the purposes of Internal Revenue Code section 246A, the corporation's dividends received deduction will be reduced to the extent provided by that section. In addition, the dividend portion of the distribution may be an "extraordinary dividend" for the purpose of Internal Revenue Code section 1059, which would require a corporation owning NHP Common Stock for less than 2 years before the "announcement date" of the Rights Distribution to reduce its basis in its NHP Common Stock by the nontaxed portion of the dividend. Domestic corporations that are NHP Stockholders should consult their tax advisors concerning these issues.

                 A NHP stockholder will have basis in the Rights equal to the amount of the Rights Distribution to such stockholder. The maturity of the rights should not be a taxable event to NHP stockholders. A stockholder of NHP will have basis in the shares of Company Common Stock equal to such stockholder's basis in the Rights prior to the maturity of the Rights.

EFFECT ON OUTSTANDING NHP OPTIONS

                 Certain directors, officers and employees of NHP and its subsidiaries (including the Company) have been granted options to purchase shares of NHP Common Stock (the "NHP Options"). The NHP Options have been granted pursuant to various stock option plans of NHP (the "NHP Plans"). Immediately prior to the Share Distribution, each NHP Option will be divided into two separately exercisable options: (i) an option to purchase Company Common Stock (an "Add-on Company Option"), exercisable for the number of shares of Company Common Stock that would have been issued in the Share Distribution in respect of the shares of NHP Common Stock subject to the applicable NHP Option, if such NHP Option had been exercised in full immediately prior to the Maturity Time, and containing substantially equivalent terms as the existing NHP Option, and (ii) an option to purchase NHP Common Stock (the "Adjusted NHP Option"), exercisable for the same number of shares of NHP Common Stock as the corresponding NHP Option had been. The per share exercise price of such NHP Option will be allocated between the Add-on Company Option and the Adjusted NHP Option based on a ratio of the assumed value of Company Common Stock to the combined value of Company Common Stock and NHP Common Stock, and all other terms of such NHP Option will remain the same in all material respects. Adjusted NHP Options held by employees of the Company who will no longer be employees of NHP after the Share Distribution and Add-on Company Options held by employees of NHP who are not employees of the Company will vest at the time of the Share Distribution and will be exercisable for a period of ninety days following the Share Distribution. In connection with the Merger, the Adjusted NHP Option will be converted into an option to receive AIMCO Common Stock, with each option to acquire one share of NHP Common Stock being converted into an option to acquire .74766 of a share of AIMCO Common Stock with the exercise price adjusted accordingly.

                 As a result of the foregoing, certain persons who remain NHP (or AIMCO) employees or non employee directors after the Share Distribution and certain persons who were NHP employees prior to the Share Distribution but become employees of the Company after the Share Distribution will hold both Adjusted NHP (or AIMCO) Options and separate Add-on Company Options. The obligations with respect to the Adjusted NHP (or AIMCO) Options and Add-on Company Options will be the obligations of NHP (or AIMCO) and the Company, respectively.

CERTAIN CONSEQUENCES OF THE SHARE DISTRIBUTION

                 As a result of the Share Distribution, NHP's interests in the financial services business will be owned and operated by a separate publicly held company. Excluding the effect of the Capricorn Transaction and the Merger, the NHP Stockholders would own the same interest in each of the Company and NHP that they held in NHP immediately prior to the Maturity Time, but in the form of separate securities, NHP Common Stock and Company Common Stock.
The transfer agent and registrar for the Company Common Stock is expected to be The First National Bank of Boston.

                 Excluding the effect of the Merger, the Share Distribution would not affect the number of outstanding shares of NHP Common Stock or the rights of any NHP Stockholder with respect thereto.

RESTRICTIONS ON TRANSFER

                 Shares of the Company Common Stock distributed to the NHP Stockholders pursuant to the Share Distribution will be freely transferable under the Securities Act, except for shares received by any persons who may be deemed to be "affiliates" of the Company as that term is defined in Rule 144 promulgated under the Securities Act. Persons who may be deemed to be affiliates of the Company after the Share Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include certain officers and directors of the Company as well as principal stockholders of the Company. Persons who are affiliates of the Company will be permitted to sell their shares of the Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. Demeter, Capricorn and Capricorn II will also be subject to certain restrictions on their sales of shares as described under "The Distribution--Description of the Distribution."

                          ARRANGEMENTS BETWEEN NHP AND
                    THE COMPANY AFTER THE SHARE DISTRIBUTION

                 Following the Share Distribution, the Company and NHP (which, is currently owned 51 percent by AIMCO and which, following the Merger, will be a wholly-owned subsidiary of AIMCO) will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other. For the purposes of governing certain of the ongoing relationships between the Company and NHP after the Share Distribution, and to provide mechanisms for an orderly transition, on or before the Maturity Time, the Company and NHP will enter into a Separation Agreement (the "Separation Agreement"). The terms of the
Separation Agreement have not yet been determined, and pursuant to the Merger Agreement, the terms must be reasonably acceptable to AIMCO. The Separation Agreement will be agreed to while the Company is a wholly-owned subsidiary of NHP and therefore will not be the result of arms'-length negotiations between independent parties. See "Risk Factors -- Relationship With NHP; Potential Conflicts of Interest."

                 Although the terms of the Separation Agreement are not expected to be determined until shortly before the date of the Share Distribution, the Company currently expects that the terms will include the following. There can be no assurance that the terms of the Separation Agreement will not be less favorable to the stockholders of the Company than the terms set out below.

                 Indemnification. The Separation Agreement is expected to provide for cross indemnification designed to place with the Company the responsibility for liabilities of the business carried on by the Company prior to the Share Distribution and place on NHP responsibility for liabilities of all other business carried on by NHP prior to the Share Distribution. In addition, the Separation Agreement is expected to provide for indemnification by the Company of NHP and its officers, directors and controlling persons relating to this Information Statement, except as to certain matters, for which NHP is expected to indemnify the Company.

                 Tax Sharing Arrangement. The Separation Agreement is also expected to provide for the payment by the Company to NHP of tax liabilities of the Company, computed on a stand-alone basis, for periods when the Company is affiliated with NHP, and for certain procedural matters relating to the preparation of tax returns and responses to Internal Revenue Service proceedings relating to taxes incurred by NHP or the Company prior to or in connection with the Share Distribution.

                 Treatment of NHP and Company Options. The Separation Agreement is expected to provide for the amendment of all issued and outstanding options issued to NHP employees and directors so that each option to acquire shares of NHP Common Stock will be converted into an option to receive the same number of shares of NHP Common Stock (or, if the Maturity Time is the Effective Time of the Merger, a number of shares of AIMCO Common Stock equal to 0.74766 times the number of shares of NHP Common Stock) and an option to receive the number of shares of Company Common Stock the option holder would have been entitled to receive in the Share Distribution if the option had been exercised immediately prior to the Share Distribution, all on the terms and conditions set forth in "The Distribution -- Effect on Outstanding NHP Options."

                 Repayment of Borrowing. At December 31, 1996, the Company owed NHP approximately $3.4 million. This indebtedness was incurred in connection with the Company's acquisition of Proctor on December 31, 1996. The Company incurred an additional $4.6 million of indebtedness to NHP on April 16, 1997 in connection with the Askew Acquisition. The Separation Agreement is expected to require the Company to repay all amounts owing NHP at the time of the Share Distribution.

                 Contribution of Excess Cash Flow. The Merger Agreement relating to the AIMCO Merger contains a provision requiring NHP to contribute to the Company an amount equal to free cash flow (as defined in the Merger Agreement) since February 1, 1997 to the extent it exceeds the transaction costs incurred by NHP in connection with the Merger. Amounts owing to NHP under the Separation Agreement are expected to offset any amounts NHP is required to pay pursuant to this provision of the Merger Agreement.

                                 CAPITALIZATION

                 The following table sets forth the capitalization of the Company at December 31, 1996. This table should be read in conjunction with the Consolidated Financial Statements of the Company.

                                                                                               DECEMBER 31,
                                                                       DECEMBER 31,                1996
                                                                          1996(1)              (AS ADJUSTED)(2)
                                                                          ----                 -------------
LONG-TERM DEBT:
    Servicing acquisition term loan                                    $ 6,211,745             $ 6,211,745
    Servicing acquisition/working capital
       line-of-credit                                                        --                  9,000,000

Shareholder's equity:
    Common stock, $.01 par value, 7,899,380 shares authorized,
        4,217,479 issued and outstanding                                    42,175                  42,175
    Additional paid-in capital                                          21,330,690              21,330,690
    Retained earnings                                                    1,155,165               1,155,165
                                                                       -----------             -----------
         Total stockholder's equity                                     22,528,030              22,528,030
                                                                       -----------             -----------
         Total capitalization                                          $28,739,775             $37,739,775
                                                                       ===========             ===========

(1) Gives effect to a 789.94 per share stock split which is the stock split that would have been required pursuant to the terms of the Rights Agreement if the Share Distribution had ocurred on March 7, 1997. The actual stock split will be such that the number of shares of Company Common Stock held by NHP on the Share Distribution Date will equal one-third of the number of shares of NHP Common Stock outstanding on such date.

(2) Gives effect to borrowings of $9,000,000 to repay intercompany payables to NHP prior to the Share Distribution.

                            SELECTED FINANCIAL DATA

                 The following table sets forth selected financial and operating data of the Company as of and for each of the years in the four-year period ended December 31, 1995, as of and for the three-month period ended March 31, 1996 and as of and for the nine-month period ended December 31, 1996. The data for the three-month period ended March 31, 1996 and the nine-month period ended December 31, 1996 are presented separately as a result of the Acquisition. The table also sets forth pro forma income statement data for the year ended December 31, 1996 giving effect to the Acquisition as though it occurred January 1, 1996. The selected financial data of the Company as of and for each of the years in the four-year period ended December 31, 1995, as of and for the three- month period ended March 31, 1996 and as of and for the nine-month period ended December 31, 1996 were derived from the Company's consolidated financial statements. The pro forma data (which are unaudited) are derived from the footnotes to the Company's consolidated financial statements contained elsewhere in this Information Statement. The pro forma results are not necessarily indicative of operating results that would have been achieved had the Acquisition actually occurred on January 1, 1996. Additionally, the pro forma operating results are not intended to be a projection of results of future operations. The selected financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, pro forma financial statements and related notes included elsewhere herein.

                     Selected Consolidated Financial Data
                (Dollars in thousands, except per share data)

                                          THE COMPANY                                 WMF HOLDINGS LTD. AND SUBSIDIARIES
                                   ----------------------------   ------------------------------------------------------------------
                                                    9 MONTHS      3 MONTHS
                                    PRO FORMA        ENDED          ENDED                       YEAR ENDED DECEMBER 31,
                                   DECEMBER 31,    DECEMBER 31,    MARCH 31,    ----------------------------------------------------
INCOME STATEMENT DATA                1996 (1)         1996           1996         1995         1994           1993          1992
                                   -----------     ------------   ----------    ---------    ---------     -----------   -----------
                                   (UNAUDITED)                                                             (UNAUDITED)   (UNAUDITED)
                                                                                                           -----------   -----------
Revenues                           $    30,301     $    23,473   $     6,828   $   21,999   $   17,061      $   16,271    $   10,655
Expenses                           $    29,416     $    22,318   $     6,523   $   21,222   $   17,223      $   15,550    $   10,612
Net income (loss)                  $       885     $     1,155   $       305   $      777   $     (162)     $      721    $       43
Net income (loss) per share (2)    $      0.21     $      0.27   $      0.07   $     0.16   $    (0.03)     $     0.12    $     0.01
Weighted average shares              4,217,479       4,217,479     4,217,479    4,717,312    6,216,812       6,216,812     6,216,812
   outstanding (2)

                                                                                                   DECEMBER 31,
                                                   DECEMBER 31,    MARCH 31,   -----------------------------------------------------
BALANCE SHEET DATA                                     1996          1996         1995         1994           1993          1992
                                                   ------------  -----------   ----------   ----------     -----------   -----------
                                                                                                           (UNAUDITED)   (UNAUDITED)
                                                                                                           -----------   -----------
Mortgage loans held for sale                       $    40,263   $    23,116   $   32,462   $    5,110      $   44,738    $   32,401
Servicing rights                                   $    22,460   $     8,477   $    8,466   $    8,100      $    7,150    $    8,319
Total assets                                       $    88,097   $    48,976   $   57,176   $   31,689      $   65,347    $   50,233
Total debt (3)                                     $    46,136   $    34,108   $   43,304   $   15,271      $   51,652    $   39,059
Shareholder's equity                               $    22,528   $     4,324   $    4,018   $    6,241      $    6,403    $    5,682


OTHER DATA
EBITDA (4)                         $     8,256     $     6,502   $     1,754   $    4,743   $    2,497      $    3,481    $    1,829

(1) Adjusted to reflect results of operations for the twelve months ended December 31, 1996, as if the acquisition had occurred January 1, 1996. Adjustments include all income amounts for the three months ended March 31,1996 and additional amortization of $575,648.
(2) Gives effect to a 789.94 per share stock split, which is the stock split that would have been required pursuant to the terms of the Rights Agreement if the Share Distribution had occurred on March 7, 1997. The actual stock split will be such that the number of shares of Company Common Stock held by NHP on the Share Distribution date will equal one-third of the number of shares of NHP Common Stock outstanding on such date.
(3) Includes $5,000,000 of notes to the Company's former shareholder as of March 31, 1996 and December 31, 1995, and $2,000,000 of notes to the Company's former shareholder as of December 31, 1994 and 1993 all of which were repaid in conjunction with the Acquisition.
(4) EBITDA consists of income from operations before non-warehouse interest expense, income taxes, depreciation and amortization. EBITDA is included because it is used in the industry as a measure of a company's operating performance, but should not be construed as an alternative either (i) to income from operations (determined in accordance with generally accepted accounting principles) as a measure of profitability or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles). EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION


OVERVIEW

                 On April 1, 1996, NHP acquired all of the outstanding capital stock of the Company for consideration of approximately $21 million, in the form of $16.8 million in cash and 210,000 shares of NHP Common Stock. (For periods prior to NHP's acquisition of the Company, the Company is referred to as "WMF Holdings.")

                 The following discussion and analysis presents the significant changes in financial condition and results of operations of the Company for the nine months ended December 31, 1996, and the significant changes in financial condition and results of operations of WMF Holdings for the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994. The results of operations of acquired businesses are included in the Company's and WMF Holdings' Consolidated Financial Statements from the date of acquisition. This discussion should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included in this Information Statement.

                 As discussed in "Business," the Company has experienced significant growth in its net income, revenues, annual production volume and servicing volume during each of the three years ended December 31, 1996, 1995 and 1994. The Company seeks to continue to expand its business through (i) acquisitions and internal growth; (ii) design and delivery of new mortgage products; and (iii) expansion into related businesses. On a going-forward basis, to the extent that the Company is successful in completing acquisitions, the Company will experience increased expenses associated with the amortization of goodwill and acquired mortgage servicing rights and, if the acquisitions are financed by additional indebtedness, an increase in interest expense. Through the acquisitions, the Company's primary focus is to increase its mortgage origination capabilities and servicing portfolio. As such, acquisitions may result in a short-term decrease in income from operations during the period from acquisition through a period necessary to integrate the acquired companies.

RESULTS OF OPERATIONS - SUMMARY

                 The Company's primary business activities are commercial and multifamily loan servicing, loan origination, and sales of the loans to investors in the secondary market. Revenues from mortgage banking activities are earned from the origination of commercial and multifamily real estate mortgage loans and the servicing of such loans. The Company's revenue includes loan servicing fees, gains on sale of mortgage loans, interest income on loans prior to sale, "placement fees" (revenue earned relating to utilization of escrow funds), origination fee income and other income.

                 The Company's revenue is significantly influenced by the timing of origination and sales of mortgage loans. Approximately 47.8 percent of the Company's revenue in 1996 was derived from such transactions (through loan origination fees, interest income on loans prior to sale, and gains on sale of mortgage loans). The remaining 52.2 percent of the Company's revenue in 1996 was derived from mortgage loan servicing and such revenue is generally more stable than revenues from the origination and sale of mortgage loans. The Company's revenue is somewhat sensitive to economic factors such as the general level of interest rates and demand for commercial and multifamily real estate. As a result, future revenues may fluctuate due to changes in these factors.
See "Risk Factors -- Cyclical Nature of Mortgage Origination Business and Other Effects of General Economic Conditions." Therefore, the Company's 1996 results may not be indicative of future periods.

                 The following table sets forth information derived from the Company's consolidated statements of operations for each of the periods presented in dollars and as a percentage of revenue.

                         SUMMARY FINANCIAL INFORMATION
                             RESULTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                             The Company                 WMF Holdings Ltd. and Subsidiaries
                          -----------------   -----------------------------------------------------------
                             Period From         Period From              Year Ended December 31,
                           April 1, 1996 to    January 1, 1996     --------------------------------------
                          December 31, 1996   to March 31, 1996           1995                 1994
                          -----------------   -----------------    -----------------     ----------------
REVENUE
Servicing fees, net        $ 7,274   31.0%    $2,055     30.1%     $ 7,860     35.7%     $ 6,182    36.2%
Gain on sale of
   mortgage loans, net       8,113    34.6     2,107      30.9       6,334      28.8       4,532     26.6
Interest income              3,388    14.4       862      12.6       3,291      15.0       2,089     12.2
Placement fee income         3,823    16.3     1,136      16.6       3,999      18.2       2,244     13.2
Other                          875     3.7       668       9.8         515       2.3       2,014     11.8
                           -------  ------    ------   -------     -------   -------     -------  -------
    Total revenue           23,473   100.0     6,828     100.0      21,999     100.0      17,061    100.0
                           -------  ------    ------   -------     -------   -------     -------  -------
EXPENSES
Salaries and employee
  benefits                   9,975    42.5     2,770      40.5       9,208      41.9       7,324     42.9
General and
  administrative             5,237    22.3     1,168      17.1       5,153      23.4       4,314     25.3
Provision for loan
  servicing losses             969     4.1       285       4.2         856       3.9         654      3.9
Interest                     1,012     4.3       308       4.5       2,144       9.7       2,250     13.2
Depreciation and
  amortization               3,981    17.0       551       8.1       2,369      10.8       1,926     11.3
Losses from Beverly
  Hills Securities               -     0.0       600       8.8         692       3.1         720      4.2
                           -------  ------    -----    -------     -------   -------     -------  -------
    Total expenses          21,174    90.2     5,682      83.2      20,422      92.8      17,188    100.8
                           -------  ------    -----    -------     -------   -------     -------  -------
Income (loss) before
  income taxes               2,299     9.8     1,146      16.8       1,577       7.2       (127)    (0.8)
Income taxes                 1,144     4.9       841      12.3         800       3.6         35      0.2
                           -------  ------    ------   -------     -------   -------     -------  -------

Net Income (loss)          $ 1,155    4.9%      $305      4.5%        $777      3.6%      ($162)   (1.0%)
                           =======  ======    ======   =======     =======   =======     =======  =======



1996 RESULTS COMPARED TO 1995

                 As a result of the April 1, 1996 acquisition of the Company by NHP, all assets and liabilities acquired were recorded at their fair value which resulted in an increase of the recorded value of the Company's servicing rights of $10.7 million and goodwill of $5.1 million. The increase in these assets has resulted in additional amortization expense during the nine months ended December 31, 1996 of $1.7 million. No other income statement amounts have been impacted by the acquisition.

                 Consolidated revenue was $23.5 million and $6.8 million for the nine months ended December 31, 1996 and the three months ended March 31, 1996, respectively. Combined revenues were $30.3 million for the twelve months ended December 31, 1996, a 37.7 percent increase over consolidated revenue of $22.0 million for the year ended December 31, 1995. These increases reflected the increased servicing portfolio which resulted from acquisitions and the increased loan origination activity in 1996.

                 Servicing fees were $7.3 million for the nine months ended December 31, 1996 and $2.0 million for the three months ended March 31, 1996. Servicing fee income for the twelve months ended December 31, 1996 was $9.3 million, an increase of $1.4 million or 18.7 percent from $7.9 million in 1995. Revenue related to mortgage servicing is based upon the unpaid principal balance of loans serviced. The principal balance on these loans was $6.2 billion at December 31, 1996, as compared to $4.5 billion at March 31, 1996, and $4.4 billion at December 31, 1995. The increases are attributable primarily to loan originations of $962 million for the nine months ended December 31, 1996, $168 million for the three months ended March 31, 1996, and the Proctor and ACR Acquisitions which added rights to service loans with principal balances of $1.3 billion as of December 31, 1996.

                 Gain on sale of mortgage loans of $8.1 million for the nine months ended December 31,1996 and $2.1 million for the three months ended March 31, 1996 was the result of the loan originations discussed above. Gain on sale of mortgage loans for the twelve months ended December 31, 1996 was $10.2 million, an increase of $3.9 million or 61.4 percent from $6.3 million in 1995 due to the increased gains from origination of permanent FHA loans and increased originations of $326 million during 1996 relative to 1995. In addition, the Company began allocating the cost to originate loan servicing to a separate asset for originated permanent FHA mortgage loans pursuant to the Company's adoption of SFAS No. 122 on January 1, 1996. See Note 2 to the Consolidated Financial Statements appearing elsewhere in this Information Statement for more information. Prior to 1996, the Company treated all costs incurred to originate loans and loan servicing as a component of the loan originated. As a result, the basis of permanent FHA loans originated was lower, resulting in additional gains of $2.7 million and $150,000 for the nine months ended December 31, 1996 and the three months ended March 31, 1996, respectively.

                 Interest income of $3.4 million for the nine months ended December 31,1996 and $0.9 million for the three months ended March 31, 1996 increased because the average amount of loans held for sale increased from $37.3 million to $48.1 million for the three months ended March 31, 1996 and the nine months ended December 31, 1996. Combined interest income of $4.3 million for the twelve months ended December 31, 1996 was $1.0 million or 29.1 percent greater than 1995 interest income of $3.3 million because of higher average amounts of mortgage loans held for sale.

                 Placement fee income of $3.8 million for the nine months ended December 31,1996 and $1.1 million for the three months ended March 31, 1996 was the result of earnings on invested mortgagor escrow amounts. Placement fee income for the twelve months ended December 31, 1996 was $4.9 million, an increase of $0.9 million or 24.0 percent from $4.0 million in 1995. Earnings on such amounts have increased as the mortgage servicing portfolio has increased.

                 Other income of $0.9 million for the nine months ended December 31, 1996 and $0.7 million for the three months ended March 31, 1996 was the result of income from loan modifications, prepayment penalties and recoveries. Other income for the twelve months ended December 31, 1996 was $1.5 million, an increase of $1.0 million or 199.3 percent from $0.5 million in 1995. Approximately $0.5 million of this increase is attributable to a recovery of escrow advances during 1996 that had previously been written off and the remainder is primarily attributable to an increase of approximately $0.5 million in termination and extension fees during 1996.

                 The Company's total expenses consist of salaries and benefits (including commissions), other general and administrative expenses, operating interest expense, provision for loan servicing losses, amortization of mortgage servicing rights, and other depreciation and amortization.

                 Salaries and benefits, the largest category of costs for the Company, increase with loan production due primarily to the payment of commissions on loan originations. Salaries and employee benefits of $10.0 million and $2.8 million for the nine months ended December 31, 1996 and the three months ended March 31, 1996, respectively, were 42.5 percent and 40.5 percent of total revenues, respectively. Salaries and employee benefits for the twelve months ended December 31, 1996 were $12.8 million, an increase of $3.6 million or 38.4 percent from $9.2 million in 1995. The increase in these costs is directly correlated to the increase in revenue since most of the Company's sales professionals are compensated based on loan origination fees. Combined salaries and employee benefits on a consolidated basis remained relatively constant as a percent of total revenues at 42.1 percent in 1996 and
41.9 percent for 1995.

                 General and administrative expenses consist of professional fees, travel, management information systems, occupancy, telephone and equipment rental, and other expenses. General and administrative expenses were $5.2 million and $1.2 million for the nine months ended December 31,1996 and the three months ended March 31, 1996. General and administrative expenses for the twelve months ended December 31, 1996 were $6.4 million, an increase of $1.3 million or 24.3 percent from $5.1 million in 1995 resulting from the costs associated with acquisitions, the acquisition of additional offices, and increased production volume during 1996.

                 The Company increased the provision for loan servicing losses by $1.0 million in the nine months ended December 31, 1996 and $0.3 million for the three months ended March 31, 1996. The provision for loan servicing losses for the twelve months ended December 31, 1996 was $1.3 million, an increase of $0.4 million or 46.4 percent from $0.9 million in 1995. The increase is due to the increase of the related principal balance of Fannie Mae DUS loans in the servicing portfolio which was $776 million at December 31, 1996, $647 million at March 31, 1996, and $648 million at December 31, 1995.

                 Interest expense of $1.0 million and $0.3 million for the nine months ended December 31,1996 and the three months ended March 31, 1996, respectively increased due to the increase in the average amount of loans held for sale discussed above. Combined interest expense of $1.3 million for the twelve months ended December 31, 1996 was $0.8 million or 38.5 percent less than interest expense of $2.1 million for the year ended December 31, 1995 due to the repayment of a $5.0 million loan from the Company's previous shareholder in the first quarter of 1996 partially offset by the increase in average amount of mortgage loans held for sale.

                 Depreciation and amortization of $4.0 million and $0.5 million for the nine months ended December 31, 1996 and the three months ended March 31, 1996, respectively increased due to the increased asset bases as a result of the acquisition of the Company by NHP discussed above. Combined depreciation and amortization of $4.5 million for the twelve months ended December 31, 1996 was $2.1 million or 91.3 percent greater than depreciation and amortization of $2.4 million for the year ended December 31, 1995. Most of this increase is attributable to the $1.7 million of additional amortization expense resulting from both goodwill and the increased value of mortgage servicing rights after the acquisition of the Company by NHP. The acquisition costs of both the ACR and Proctor Acquisitions were allocated to the acquired assets based upon their fair values. Such assets are being amortized over the life of the related assets which is based upon the period of expected fees from servicing rights or loans included in the production pipeline. The impact of such acquisitions was not material to 1996 operations.

                 In July 1994, the Company exchanged its stock in WMF Residential Mortgage Corporation ("Residential"), a wholly-owned subsidiary, for a 40 percent limited partnership interest in Beverly Hills Securities Company, Ltd. ("Beverly"). Residential and Beverly specialized in the origination, purchase, sale, and servicing of single family residential mortgage loans. No gain or loss was recognized on the exchange. The Company recognized $692,000 and $720,000 in equity losses relating to Beverly during 1995 and 1994, respectively. At December 31, 1995, the carrying value of the Company's investment in Beverly was written off as a result of operating losses and concerns about the recoverability of the investment. The Company's exposure was limited to its original investment amount in and advances to Beverly. The Company had advanced approximately $1,086,000 to Beverly at December 31, 1995. During 1996, approximately $532,000 of the advance to Beverly was collected and the remaining balance was written off.

1995 RESULTS COMPARED TO 1994

                 Consolidated revenue for the year ended December 31, 1995 was $22.0 million, a 28.9 percent increase over consolidated revenue of $17.1 million for the year ended December 31, 1994. The increase reflected the increased servicing portfolio and the increased origination and loan sale activity in 1995.

                 For the year ended December 31, 1995, the Company originated $803.0 million in commercial and multifamily loans, a 55.0 percent increase over the $518.0 million of origination volume for 1994. The increased origination level was primarily attributable to the additional sales and refinancing activity in the marketplace. All servicing rights associated with the 1995 originations were retained by the Company in its servicing portfolio. The 1995 activity resulted in an increase in servicing fees, gain on sale of mortgage loans, interest income and placement fee income.

                 Servicing fees, net of guarantee fees and pool insurance fees, on a consolidated basis in 1995 were $7.9 million, an increase of $1.7 million or 27.1 percent from $6.2 million in 1994. The increase in servicing fees is attributable to a $787.4 million or 22.0 percent increase in the Company's servicing portfolio since December 31, 1994, resulting from both servicing portfolio acquisitions and loan origination volume.

                 Gain on sale of mortgage loans was $6.3 million in 1995, an increase of $1.8 million or 39.8 percent from $4.5 million in 1994. The increase in gain on sale of mortgage loans is attributable to a $285.0 million, or 55.0 percent increase in 1995 production volume compared to 1994 production volume of $518.0 million.

                 Interest income was $3.3 million in 1995, an increase of $1.2 million or 57.6 percent from $2.1 million in 1994. The increase in interest income occurred because the average monthly balance of mortgage loans held for sale in 1995 increased $13.9 million or 104.2 percent as a result of the increase in production volume in 1995.

                 Placement fee income was $4.0 million in 1995, an increase of $1.8 million or 78.2 percent from $2.2 million in 1994. This increase was the result of increased earnings on invested mortgagor escrow amounts. Earnings on such amounts have increased as the mortgage servicing portfolio increased to $4.4 billion at December 31, 1995, an increase of approximately $787.4 million or 22.0 percent over the $3.6 billion in loans serviced at December 31, 1994. In addition, the Company was able to negotiate a more favorable earnings rate for invested escrow funds during 1995.

                 Other income was $0.5 million in 1995, a decrease of $1.5 million or 74.4 percent from $2.0 million in 1994. The decrease in other income is primarily attributable to (1) a decrease of $0.7 million in prepayment penalties from 1994 as a result of the refinance activity caused by lower interest rates during 1994 relative to 1995, and (2) a decrease of $0.7 million in rental income on the Sheffield Court Apartments due to the sale of that property in February 1995, as discussed below.

                 Sheffield Acquisition Corp. (SAC) was incorporated on October 7, 1992 as a wholly-owned subsidiary of Washington Mortgage, to acquire and manage one multifamily property known as the Sheffield Court Apartments. This apartment complex was the underlying collateral for a loan originated and serviced by the Company and sold to a life insurance company. The Company maintained a 20 percent recourse liability on the loan. The loan subsequently defaulted and the life insurance company acquired and then sold the property to SAC for a purchase price of $2,000,000, with participation debt of $1,800,000 provided by the life insurance company. The Company guaranteed $400,000 of the note. In February 1995, the Company sold the Sheffield Court

Apartments for $2,464,000, paid off the note with the life insurance company and realized a loss of approximately $54,000. Washington Mortgage dissolved SAC in 1996.

                 Salaries and employee benefits on a consolidated basis in 1995 were $9.2 million, an increase of $1.9 million or 25.7 percent from $7.3 million in 1994. The increase in these costs is directly correlated to the increase in revenue since most of the Company's sales professionals are compensated based on loan origination fees. Salaries and employee benefits on a consolidated basis remained relatively constant as a percent of total revenues at 41.9 percent and 42.9 percent for 1995 and 1994, respectively.

                 General and administrative expenses on a consolidated basis in 1995 were $5.1 million, an increase of $0.8 million or 19.5 percent from $4.3 million in 1994, representing 23.4 percent and 25.3 percent of total revenue, respectively. The increase is primarily attributable to a legal settlement of $550,000 in 1995, and the related legal fees, as discussed below.

                 In October 1990, the Federal Deposit Insurance Corporation ("FDIC") terminated a servicing agreement between Vienna Mortgage Corporation ("VMC"), a former subsidiary of the Company, and The National Bank of Washington ("NBW"), which had been placed into receivership. The FDIC disavowed the contract of NBW, and VMC disputed the authority of the FDIC to terminate the loan servicing agreement without the payment of a $770,000 termination fee, which was stipulated in the servicing agreement with NBW.
VMC, using set-off provisions, held back the $770,000 on the date of transfer of the terminated servicing rights to the FDIC. In July 1991, the FDIC filed suit and in December 1991 obtained a judgment against VMC for the $770,000 plus accrued interest. VMC appealed the U.S. District Court judgment to the U.S. Court of Appeals for the Fourth Circuit, which affirmed the District Court's decision. VMC subsequently petitioned the United States Supreme Court for a hearing, but the petition was denied in the fall of 1993. During 1995, the Company settled the judgment by paying $550,000 on behalf of VMC. The Company has no further liability in this matter. VMC was dissolved after the settlement with the FDIC.

                 Interest expense decreased from $2.3 million in 1994 to $2.1 million in 1995, a decrease of 4.7 percent. Even though the average loans held for sale increased in 1995 from 1994 balances, the Company was able to negotiate more favorable interest rates thereby resulting in a decreased interest expense.

                 Depreciation and amortization expense increased from $1.9 million in 1994 to $2.4 million in 1995, an increase of $0.5 million or 23.0 percent as a result of additional purchased mortgage servicing rights in 1995. However, depreciation and amortization expense remained relatively constant as a percent of total revenue at 10.8 percent and 11.3 percent for 1995 and 1994, respectively,

                 Losses from Beverly Hills Securities of $692,000 in 1995 and $720,000 in 1994 relate to equity losses in the Company's investment in Beverly, as discussed previously.

LIQUIDITY AND CAPITAL RESOURCES

                 Cash flow from operating activities for the period January 1, 1996 through March 31, 1996 of $0.8 million and $10.7 million for the period from April 1, 1996 through December 31, 1996, or $11.5 million on a combined basis, increased by $6.5 million as compared to $5.0 million for the year ended December 31, 1995. Such increase was due to: 1) higher operating income from increased loan originations; 2) collection of advances related to loan servicing activities; and 3) working capital provided by NHP.

                 The Company's principal capital needs are the financing of loan funding activities, servicing advances, and the acquisition of commercial and multifamily mortgage companies and servicing portfolios. To meet these needs, the Company currently utilizes the following warehouse lines of credit, credit lines and term loans.

                 The Company currently maintains two warehouse lines of credit, amounting to $165 million. The warehouse lines are secured by the related mortgage loans held for sale and bear interest at a rate equal to (i) the London Interbank Offered Rate ("LIBOR") plus one to one and one-half percentage points (with respect to one facility for $150 million) and (ii) the prime rate (with respect to the other facility for $15 million). To the extent the Company maintains compensating balances, the rate on the $150 million line is reduced to the amount of the spread over LIBOR and the rate on the $15 million line is reduced to one and one half percent. The lines have one year terms and expire August 1997 in the case of the $150 million facility and March 31, 1997
in the case of the $15 million facility.   The credit limit for the $150
million line has been temporarily increased at times to allow increased borrowings beyond the limit. The Company recently completed an agreement for a third warehouse line of credit for $35 million for 1997. The purpose of this line of credit is to fund multifamily and commercial mortgages originated by the Company, fund advances required by the Company as a primary servicer, and fund liquidity advances required by the Company as a master servicer of collateralized mortgage-backed securities. The base interest rates on this line of credit are 0.50 to 0.75 percent for balance-funded borrowings and LIBOR plus 50 to 75 basis points for non-balance-funded borrowings.

                 The Company maintains a $10 million credit line for working capital purposes and to fund acquisitions of servicing rights (the "Working Capital Line"), which is secured by related servicing rights acquired. The Working Capital Line bears interest at LIBOR plus three and one-half percent (or three and one-half percent to the extent compensating balances are maintained). The Working Capital Line renews annually until June 2001, when it converts to a term loan due in quarterly installments through June 2006. The Company has another credit line available for working capital purposes providing for $0.5 million of revolving credit. The interest rate on this line is equal to the prime rate, and all borrowings must be paid off annually with interest payments due monthly.

                 The Company is also obligated on a $6.2 million term loan that was converted from a credit line in October 1996. This loan bears interest at LIBOR plus three to three and one-half percent (or three to three and one-half percent to the extent compensating balances are maintained) and is secured by servicing rights relating to loans with an approximate unpaid principal balance of $1.1 billion. The loan is repayable in quarterly installments on a 10-year amortization schedule with the remaining balance due in June 2001.

                 At December 31, 1996, the Company had approximately $12.1 million available for working capital purposes, which consisted of approximately $6.6 million in cash and $5.5 million of borrowings available under the Company's various credit facilities, excluding its warehouse lines of credit. At December 31, 1996, the Company had negative working capital of $1.4 million, primarily due to payables to NHP.

                 The Company has received a commitment for a secured term loan for 1997 for up to $50 million, subject to certain conditions, including completion of satisfactory documentation, the absence of material adverse changes and the sale of participations in the loan. The purpose of this line of credit is to finance the acquisition of commercial mortgage banking companies. The availability of this line will depend on the value of the assets being purchased and servicing rights available as security for this line. The interest rates on this line of credit are expected to be 3.0 percent for balance-funded borrowings and LIBOR plus 3.0 percent for non balance-funded borrowings. There can be no assurance that the conditions will be satisfied and the loan completed.

                 The Company has also established a letter of credit of $4.2 million as of December 31, 1996 on behalf of Fannie Mae to fund any loan losses incurred under the DUS Program. This letter of credit, which was increased to $4.8 million as of March 31, 1997, is secured by cash and mortgage-backed securities with a market value of $5.1 million.

                 Concurrent with the Share Distribution, Capricorn is expected to purchase 546,448 newly issued shares of Company Common Stock at a price of $9.15 per share pursuant to a commitment entered into by Capricorn which is subject to certain conditions. This transaction would provide the Company with additional equity of $5 million. See "The Distribution -- Description of the Distribution."

                 During the three months ended March 31, 1996 and the nine months ended December 31, 1996, the Company used $0.4 million and $6.6 million respectively for the acquisition of ACR and various mortgage servicing acquisitions. Additionally, the origination of mortgage servicing rights resulted in investments by the Company of $0.2 million and $2.7 million for the three months ended March 31, 1996 and the nine months ended December 31, 1996, respectively.

                 The Company believes its funds on hand at December 31, 1996, cash flow from operations, its unused borrowing capacity under its credit lines, and its continuing ability to obtain financing will be sufficient to meet its anticipated operating needs and capital expenditures, as well as planned new acquisitions and investments, for at least the next twelve months. The magnitude of the Company's acquisition and investment program will be governed to some extent by the availability of capital.

                 At December 31, 1996, the Company had a liability of $3.4 million due to NHP as a result of a loan from NHP to fund the acquisition of Proctor. On April 16, 1997, the Company completed the Askew Acquisition for approximately $4.6 million, which was funded by a borrowing from NHP. The Company will repay the indebtedness in connection with the Share Distribution. Pursuant to the Merger Agreement between NHP and AIMCO, the Company will receive a portion of the cumulative free cash flow produced by NHP during the period from February 1, 1997 to the effective time of the Merger. See "Arrangements Between NHP and the Company after the Share Distribution." These proceeds will be used to reduce the intercompany payable from the Company to NHP. The Company intends to fund the repayment of the borrowings from NHP through a combination of working capital, NHP Free Cash Flow, draws on available credit lines and/or proceeds from the Capricorn Transaction.

INFLATION

                 The Company has generally been able to offset cost increases due to inflation with increases in revenues. Accordingly, management does not believe that inflation has had a material effect on its results of operations to date. However, a significant portion of the Company's revenue is somewhat sensitive to economic factors including real estate market conditions and the general level of interest rates. To the extent future inflation increases the general level of interest rates, it could negatively impact the Company's results of operations. In addition, there can be no assurance that the Company's other operations will not be adversely affected by inflation in the future.

NEW ACCOUNTING STANDARDS

                 In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of," which requires the adjustment of the carrying value of long-lived assets and certain identifiable intangibles if their value is determined to be impaired as defined by the standard. The Company's adoption of SFAS No. 121 on January 1, 1996 did not have a material effect on the Company's financial position or results of operations.

                 In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which is effective for fiscal years beginning after December 15, 1995. This statement amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to require that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans, however those rights are acquired. The Company adopted SFAS No. 122 in 1996. The primary change resulting from SFAS No. 122 is that servicing rights retained by the Company after the origination and sale of the related loan are required to be capitalized by allocating the total cost incurred between the loan and the servicing rights based on their relative fair value if it is practicable to determine the fair value of the mortgage servicing rights. If it is not practicable to determine the servicing right's fair value, then no value is allocated to the servicing rights. The Company has determined that it is only practicable to estimate the fair value of servicing rights related to permanent FHA originated loans as other loan types have a limited secondary market. The Company capitalized approximately $2.8 million in originated servicing rights during 1996. SFAS No. 122 also requires the Company to evaluate all mortgage servicing rights for impairment by comparing the carrying value to fair value and recording a valuation allowance if fair value is less.

                 In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 encourages, but does not require, a fair value-based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25"), but requires pro forma disclosures of net income and earnings per share as if the fair value-based method of accounting had been applied. Adoption of this statement did not impact the financial statements of the Company, since it did not have a stock option plan at December 31, 1996. In connection with the Share Distribution, the Company plans to institute a new employee stock option plan. Management believes that the new stock option plan will not have a material effect on the Company's financial position or results of operations in 1997.

                 In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers of Financial Assets and the Extinguishment of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a "financial-components" approach that focuses on control.
Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The new standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Management does not expect the new standard to have a material effect on the Company's financial position or results of operations.

                 In February 1997, FASB issued SFAS No. 128, "Earnings per Share." This statement changes the requirements for calculation and disclosure of earnings per share. This statement eliminates the calculation of primary earnings per share and requires the disclosure of basic earnings per share and diluted earnings per share. There will be no impact to the Company's earnings per share as a results of adoption.

                               INDUSTRY OVERVIEW

                 The Company believes that the financing of commercial and multifamily real estate offers significant growth opportunities. Commercial and multifamily real estate encompasses a wide spectrum of assets including multifamily, office, industrial, retail and hospitality. These assets are financed by an estimated $1.0 trillion of outstanding commercial real estate debt. During the past ten years, total commercial mortgage originations have averaged approximately $210 billion annually, of which approximately 80 percent to 85 percent consist of non-multifamily assets. The Company anticipates that on a stabilized basis, the commercial real estate market will require debt financing for existing properties of approximately $120 to $140 billion annually, plus additional amounts for new construction.

                 Commercial mortgage banks have arranged a significant portion of the debt financing for commercial real estate. Historically, commercial mortgage banks originated and serviced loans for life insurance companies in specified geographic regions. In addition to providing loans to life insurance companies, some commercial mortgage banks acted as originators for GSEs such as Fannie Mae and Freddie Mac, and also acted as brokers for other lenders. As a result, a fragmented industry has developed which is comprised of small local and regional firms.

                 However, since the early 1990s the commercial mortgage banking industry has experienced significant change, in part due to the growth in commercial mortgage securitization, the expanded involvement of GSEs, increased borrower sophistication and advances in information technology. Many of the existing firms lack the capital and financial sophistication to compete effectively in today's rapidly changing market. Accordingly, the Company believes the commercial mortgage industry is going through a period of consolidation similar to that experienced in the residential mortgage industry.

                 The industry is already showing signs of consolidation. For example, the MBA reported that as of June 1996, ten commercial mortgage banks (including the Company) had servicing portfolios greater than $5 billion, compared to three companies in June 1992. Moreover, as measured by unpaid principal balance of loans serviced, the top ten companies serviced 52 percent of the outstanding commercial loans administered by the 100 largest companies involved in commercial loan servicing. In 1992, the ten largest servicers accounted for 21 percent of the loans serviced by the 100 largest companies.

                                    BUSINESS

COMPANY OVERVIEW

                 The Company is one of the largest independent commercial mortgage bankers in the United States based on the MBA Survey and is the largest originator of FHA-insured multifamily and healthcare loans based on statistics provided by the U.S. Department of Housing and Urban Development. The Company originates, underwrites, structures, places, sells and services multifamily and commercial real estate loans. Through its relationships with GSEs, investment banks, life insurance companies, commercial banks and other investors, the Company provides and arranges financing to owners of multifamily and commercial real estate on a nationwide basis using both a retail and wholesale network. The Company generates revenues through origination fees, servicing fees, net interest income on loans held for sale and placement fees. As of June 1996, the Company was the tenth largest servicer of multifamily and commercial real estate loans in the country based on the MBA Survey. In the year ended December 31, 1996, the Company originated $1.1 billion of multifamily and commercial real estate mortgages.

                 The Company believes that it is well positioned to compete effectively in the commercial real estate financing industry based on its capitalization, geographic scope and services provided. The commercial and multifamily mortgage banking industry is increasingly characterized by expensive technological demands, large and sophisticated infrastructure for real estate underwriting and risk evaluation and the rapid emergence of the securitized market. These developments will, in the Company's judgment, lead to the creation of sophisticated and well-capitalized mortgage finance enterprises. The Company seeks to use its existing infrastructure and leverage its market position to increase market share of its established businesses and grow its commercial business.

                 The Company is a Delaware corporation formed in October 1992 to hold the operations of WMF Huntoon Paige and Washington Mortgage. WMF Huntoon Paige has carried on the business of originating and servicing multifamily mortgages insured by the FHA under various owners and under various names since 1979. Washington Mortgage, either directly or through its affiliate, Vienna Mortgage Corporation, has carried on the business of originating and servicing multifamily and commercial mortgages under various owners and under various names since 1984. The Company was acquired by NHP on April 1, 1996. The principal executive offices of the Company are located at 1593 Spring Hill Road, Suite 400, Vienna, Virginia 22182, phone (703) 610-1400.

STRATEGIC OBJECTIVES

                 The Company seeks to increase reported earnings and cash flow through (i) acquisitions and internal growth, (ii) design and delivery of new mortgage products, and (iii) expansion into related businesses.

                 Acquisitions. The Company has pursued a strategy of acquiring both multifamily and commercial mortgage businesses which either serve key real estate markets in the United States or provide niche or specialized services that enhance its product line, and of acquiring additional servicing portfolios. As a result of acquisitions and internal growth, the Company has increased loan originations from approximately $240 million in 1992 to approximately $1.1 billion in 1996, or a compound annual growth rate of 46.9 percent and its servicing portfolio from approximately $3.0 billion to $6.2 billion for a compound annual growth rate of 20.0 percent. The characteristics of firms the Company seeks to acquire include active and productive loan origination staffs, significant market share and servicing portfolios of $250 million or more.

                 During 1996, the Company increased its portfolio of serviced mortgages by 40.9 percent from $4.4 billion to $6.2 billion, primarily as a result of the Proctor and ACR Acquisitions, as well as new originations.

                 - On December 31, 1996, the Company acquired all of the common stock of Detroit-based Proctor, the 37th largest commercial mortgage banking firm in the United States based on the MBA Survey. The Company paid approximately $3.7 million in cash to acquire

                          Proctor. The acquisition brought to the Company a $1.1 billion loan servicing portfolio of multifamily, retail and office building mortgages, as well as 17 active correspondent relationships with life insurance companies. Proctor originated approximately $221 million in commercial mortgage loans in 1996.

                 - On May 13, 1996, the Company completed the purchase of a portion of the loan production pipeline and servicing, as well as certain other assets, of ACR for approximately $4.2 million plus potential future payments based on realization of loans closed from the pipeline through August 1997. The acquired pipeline and loan production offices originated approximately $138 million in multifamily and healthcare loans for the Company in 1996.

                 - On April 16, 1997, the Company purchased substantially all of the mortgage banking assets of Askew Investment Company ("Askew") in Dallas, Texas for $4.6 million, excluding transaction costs. Askew is a multifamily and commercial mortgage bank with correspondent relationships with 14 insurance companies, which originated $375 million of mortgages in 1996. The Askew Acquisition increased the Company's mortgage servicing portfolio by $425 million and gives the Company access to the traditional insurance company whole-loan buyers in the markets served by Askew as well as a new source of loans for securitization through the Company's capital market relationships.

                 The Company also grows its servicing portfolio through the acquisition of servicing rights. Since 1992, the Company has acquired servicing rights on approximately $1.3 billion of mortgages in over 44 transactions.

                 Design and delivery of new mortgage products. Since 1992, the Company has been involved in developing more than eight new products including one of the first whole-loan conduits (Common Sense(SM)), a revolving credit facility for REITs and a forward commitment program for tax-credit new construction. Using these products, the Company has originated loans totaling over $600 million from 1992 to 1996. In the past six months, the Company has enhanced its bridge loan product for multifamily lending as well as added a number of life company products and a securitized loan product with a major Wall Street conduit for commercial lending. Within the multifamily and commercial mortgage business, the Company intends to develop new financing products in response to changing market conditions.

                 Expand into related businesses. The Company seeks to build upon its competency in evaluating real estate to expand its services and develop related products. The Company has used its expertise to provide due diligence services for institutional clients and is investigating opportunities to expand its presence in the commercial mortgage-backed securities market. Other possible businesses may include real estate advisory services, master servicing of securitized loans, asset management, commercial leasing and management and the purchase and retention of commercial mortgage-backed securities. Expansion may occur through a combination of acquisitions, strategic alliances and internal business development. There can be no assurance that the Company will seek to undertake any specific line of business, or that, if it undertakes a particular line of business, that the business will be successful.

MORTGAGE ORIGINATION

                 The Company's staff of 28 loan originators targets a wide variety of borrowers including developers, local entrepreneurial owners, large portfolio owners and public companies such as REITs. Currently, the Company originates mortgages through two channels - retail and wholesale. The Company directly solicits owners of real estate, as well as local multifamily and commercial mortgage brokers, through its loan originators based in ten offices located throughout the country. The Company believes that having a local presence within a market significantly adds to its understanding of the local economic, demographic and real estate trends, thus allowing it to serve borrowers and investors better. A local presence also facilitates the development of borrower relationships as well as the identification of new customers. In those markets where the Company does not have a retail presence, it acts through a correspondent relationship with local mortgage brokers. In this relationship, a local commercial mortgage broker serves as a source of loans for the Company. Currently, the Company originates loans through 37 correspondents throughout the United States. The Company believes that multiple sourcing systems and a diverse menu of loan products attract borrowers and helps retain their business.

                 Once potential borrowers have been identified, the Company determines which of its mortgage products best meets the borrowers' needs. After identifying a suitable product, the Company works with the borrower and a mortgage investor to prepare a loan application. Upon acceptance by the borrower, the application is forwarded to the Company's underwriters for due diligence or, in the case of FHA insured loans, to the FHA, which conducts the due diligence and makes decisions on commitments. See "-- Mortgage Underwriting." The loan is evaluated, and if appropriate, submitted to a loan committee consisting of senior officers of the Company. If a loan is approved, the Company issues a commitment to the borrower and normally commits the loan for sale to an appropriate investor at the same time. This essentially simultaneous commitment from both a borrower and a mortgage investor enables the Company to eliminate its exposure to interest rate changes for each transaction. Typical investors include insurance companies, banks, credit corporations, GSEs and other institutional investors. Closing on a loan typically occurs 15 to 30 days after the Company commits to make the loan. At the time of the closing, the Company funds the loan using its warehouse lines of credit and the Company is paid an origination fee, typically one percent of the principal amount of the loan, by the borrower.

                 Within ten to forty-five days after the closing on a loan, the Company typically completes the sale of the loan to an investor. In connection with such sales, the Company makes certain representations and warranties to investors covering matters such as title to mortgaged property, lien priority, environmental reviews and certain other matters. See "Risk Factors -- Retained Risks of Mortgage Loans Sold." The Company bases these representations and warranties on representations and warranties from borrowers and on independent studies from third-party consultants. The Company may also retain certain other liabilities with respect to loans it sells to investors, as it does under the Fannie Mae DUS Program. See "Risk Factors -- Risk of Loss on Certain Mortgage Loans Sold" and "Conventional Multifamily," below. After selling a mortgage loan, the Company typically retains the right to service the loan.
See "-- Mortgage Servicing."

                 The Company provides a diverse range of products to borrowers through three business units: Conventional Multifamily, FHA Multifamily and Healthcare and Commercial. The following table sets forth information regarding loan origination volume by business unit for each of the last three years.

                   LOAN ORIGINATION VOLUME BY BUSINESS UNIT
                            (DOLLARS IN MILLIONS)

                                        1996                  1995                 1994
                                        ----                  ----                 ----
Conventional Multifamily              $  505.4               $ 448.0              $ 223.3
FHA and Healthcare                       505.6                 325.5                252.0
Commercial                               117.5                  29.0                 42.6
                                      --------               -------              -------
  Total                               $1,128.5               $ 802.5              $ 517.9
                                      ========               =======              =======


                 Conventional Multifamily. This business unit originates financing for multifamily properties that are not supported by governmental insurance or guarantees. The Company sells such loans to a variety of mortgage investors. One of the Company's most active conventional products is Fannie Mae's DUS Program. Currently, there are only 26 companies approved to participate in this program. In 1996, total DUS Program production was $4.4 billion, of which the Company produced $281.3 million. Under the DUS Program, Fannie Mae delegates its authority to these 26 companies to approve, close and service loans on multifamily mortgages that meet predetermined criteria.
Fannie

Mae is committed to subsequently purchase these loans from participating companies. As part of the program, Fannie Mae requires that each company maintain a specified capital base and share in the risk of loss on the loan.
In return for sharing the risk of loss, the participants receive a servicing fee that is significantly higher than what is typically found in the industry. The Company underwrites each loan (as described on the following pages) to manage its loss exposure and enhance its return on servicing. See "-- Mortgage Underwriting," below.

                 In addition to its participation in Fannie Mae's DUS Program, the Company is a Fannie Mae Prior Approval Lender and is one of the designated post closing review lenders for the Fannie Mae Aggregation Facility (the "Aggregation Facility"). These programs allow the Company to sell certain loans to Fannie Mae that it would not otherwise fund through the DUS Program. Unlike DUS, however, Prior Approval and Aggregation Facility do not require that the Company share in the risk of loss.

                 The Company is one of six multifamily mortgage companies which sell mortgage loans to NationsBanc Capital Markets, Inc. specifically for subsequent securitization This program was created in conjunction with the Company by NationsBank, N. A. in 1994 when NationsBank launched its securitization efforts. In 1996, the Company originated loans totaling $87.7 million through this program.

                 The Company is also a Freddie Mac Program Plus Seller/Servicer with authorization to service loans in territories reporting to Freddie Mac's Northeast, Southeast and Western Regional offices. The Company is permitted to originate loans under "Program Plus" agreements in the greater New York City metropolitan area and in southern California. In addition, the Company is able to provide financing to multifamily owners in specified parts of the country through its 17 life insurance company relationships.

                 FHA Multifamily and Healthcare. The Company, through WMF Huntoon Paige, is the largest provider of FHA-insured multifamily and healthcare financing in the country. The Company originates and services construction and permanent loans. In 1996, the Company acquired certain assets of ACR, the third largest originator of FHA financing. Together, these companies originated 13.8 percent of all FHA multifamily and healthcare insured debt financing in 1996.

                 The Company operates FHA lending as a separate business unit because typical property characteristics, borrower requirements, licensing, and approval processes differ significantly between FHA and conventional multifamily financing.

                 Commercial. With the acquisition of Proctor in 1996 and the acquisition of the assets of Askew in 1997, the Company has substantially increased its presence in the market for commercial, non-multifamily financing. The Company has originated loans for three programs that target mortgages secured by a variety of asset classes including office buildings, retail centers, hotels, warehouses and nursing homes. Both Proctor and Askew bring a variety of established insurance company relationships to the Company, including: UNUM, Canada Life, CIGNA, American General, Nationwide, Berkshire Life, Government Personnel Mutual and Century Life. Historically, banks, insurance companies and, more recently, conduits, have been the primary sources of capital for this segment. Insurance companies are particularly active investors in the segment through the regional commercial mortgage banks.

MORTGAGE UNDERWRITING

                 The Company's originators work in conjunction with underwriters whose responsibility is to perform due diligence on all loans prior to commitment and approval. The Company's underwriters complete a comprehensive assessment of the proposed loan including a review of (1) borrower financial position and credit history, (2) past operating performance of the underlying collateral, (3) potential changes in project economics and
(4) appraisal, environmental, and engineering studies completed by a pre-approved list of third-party consultants. Additionally, underwriters complete an independent market assessment which includes a property inspection, review of tenant and lease files, survey of market comparables and an analysis of area economic and demographic trends. Each proposed loan is reviewed and approved by a loan committee consisting of the senior officers of the Company. These executives average 18 years experience in lending.

                 In 1996, these underwriting procedures contributed to the Company achieving a loan delinquency rate (i.e., loans delinquent over 60 days) equal to only 0.75 percent of its entire conventional multifamily and commercial portfolios. For the DUS portfolio, where the Company is exposed to potential loss sharing with Fannie Mae, the Company has not experienced any losses or delinquencies on its new originations since its approval as a DUS lender in 1990. During this period, the Company originated over 175 DUS loans with original principal balances in excess of $928 million. The Company has experienced one loss of $0.3 million on a DUS loan. The loan was originated by another lender and the Company acquired the risk-sharing obligation as part of its DUS approval in 1990.

                 The Company's underwriting procedures are generally not applied to FHA insured loans. These loans are examined by the FHA, which makes a decision as to whether to provide insurance. The Company therefore relies on the FHA review and the fact that FHA insurance covers losses on these loans, rather than subjecting them to the Company's underwriting process.

MORTGAGE SERVICING

                 As a mortgage servicer, the Company performs both primary and master servicing functions. Primary servicing involves the collection of mortgage payments, the maintenance of escrow accounts for the payment of ad valorem taxes and insurance premiums, the remittance of payments of principal and interest, the reporting to investors on financial and property issues and general loan administration. The primary servicer must inspect properties, determine the adequacy of insurance coverage, monitor delinquent accounts and, in cases of extreme delinquency, institute and complete either forbearance arrangements or foreclosure proceedings on behalf of investors.

                 Master servicers administer and report on securitized pools of mortgage-backed securities. Normally, the actual mortgages underlying mortgage-backed securities are serviced by individual primary servicers.
Master servicing agreements typically provide for the primary servicer to retain responsibility for administering the mortgage loans and the master servicer functions as an intermediary, supervising the work of primary servicers by monitoring their compliance with the servicing contract and consolidating all accounting and reporting to the securities issuer.

                 The Company provides servicing pursuant to contracts with owners of mortgages and originators of mortgage-backed securities. The contracts are generally for a term equal to the term of the serviced mortgage or the mortgage-backed security, as appropriate, except that all contracts are terminable for cause and contracts with insurance company owners of mortgages (amounting to approximately 18 percent of mortgages held as of December 31, 1996) are customarily terminable on 30 days notice by the owner, in many instances without cause, subject to payments of termination fees in certain circumstances. Pursuant to these agreements, the Company receives a fee for primary servicing typically ranging from ten basis points to forty basis points of the unpaid principal amount annually. Fees for master servicing typically range from one to ten basis points of the unpaid principal balance of the loans underlying the securities.

                 As of December 31, 1996, the Company acted as the primary servicer for approximately $6.0 billion of loans and the master servicer for an additional $214 million of loans. These loans were obtained through the Company's origination network and through the purchase of servicing rights. A breakdown of the servicing portfolio as of December 31, 1996 is shown below.

                     SERVICING PORTFOLIO BY PRODUCT TYPE
                                $ IN MILLIONS

                                            1996                  1995                 1994
                                            ----                  ----                 ----
    Conventional Multifamily              $ 1,644               $   1,409             $ 1,004
    FHA -- Ginnie Mae                       3,076                   2,657               2,206
    Commercial                              1,267                     201              ------
    Master Servicing                          214                     145                 368
                                          -------               ---------             -------
        Total                             $ 6,201               $   4,412             $ 3,578
                                          =======               =========             =======


                 The Company processes servicing transactions primarily through facilities in Vienna, Virginia and Edison, New Jersey, and it employs approximately 52 persons in servicing capacities. As of December 31, 1996, the Company serviced 2,136 loans, each of which normally involves monthly payments for 143 investors. As part of its servicing functions on these loans, the Company managed escrow accounts totaling $228 million as of December 31, 1996 and processed approximately $38 million in principal and interest payments each month. The Company continuously reviews its servicing operations and seeks to implement improvements in its systems and business processes.

REGULATION

                 The Company, through its subsidiaries, is an FHA-approved mortgagee and, as such, must comply with the applicable requirements of the National Housing Act (the "Housing Act"), and the regulations and policies of the FHA which are promulgated pursuant to the Housing Act. The Housing Act's regulations and policies require, among other things, the maintenance of a minimum net worth and minimum warehouse lines of credit by each approved mortgagee, the employment of trained personnel competent to perform their assigned responsibilities, the submission to FHA of an annual audit report and financial statements in a form acceptable to FHA, the maintenance and use of escrow funds in a prescribed manner and the maintenance of a quality control plan for the underwriting, origination and servicing of mortgage loans.

                 In addition to being an FHA-approved mortgagee, one of the Company's subsidiaries is approved by Ginnie Mae as an issuer of Ginnie Mae-guaranteed mortgage-backed securities ("Ginnie Mae MBSs"). As an approved issuer of Ginnie Mae MBSs, the Company must comply with the eligibility requirements of Ginnie Mae which, among other things, mandate that the subsidiary be an FHA-approved mortgagee in good standing, that it be a Fannie Mae- or Ginnie Mae-approved mortgage servicer in good standing, and that it maintain a minimum net worth in assets acceptable to Ginnie Mae in an indexed amount which is related by Ginnie Mae policy to the amount of Ginnie Mae MBSs which the Company has issued.

                 As a mortgage banker engaged on a national level, the Company must comply with the laws of the various states which may be applicable to the activities of mortgage bankers within each respective state. These laws may require authorizations or licenses to conduct business in a state.

                 Although the Company believes that it is in compliance in all material respects with applicable laws relating to FHA and Ginnie Mae requirements, and with applicable laws of the various jurisdictions in the United States, there can be no assurance that laws will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, sell, purchase, broker or service mortgage loans or Ginnie Mae MBSs, limit or restrict the amount of interest and other charges earned on mortgage loans or Ginnie Mae MBSs originated, sold, purchased or serviced by the Company, or otherwise adversely affect the business or prospects of the Company. If the Company were unable to comply with the laws, or were found to be in violation of law, the Company could lose the opportunity to originate, sell, purchase, broker or service mortgage loans or Ginnie Mae MBSs generally, or in the applicable jurisdiction, and could be compelled to forfeit or forgo revenues earned on transactions which were determined by FHA, Ginnie Mae or the authorities in a particular jurisdiction, as applicable, to be in violation of law or engaged in by the Company in violation of law, and it and certain of its officers could be subject to fines and other penalties, including restrictions on or prohibition from doing future business with FHA or Ginnie Mae, or in the jurisdiction. The inability of, or restrictions on the ability of, the Company to originate, sell, purchase or service mortgage loans or Ginnie Mae MBSs could have a material adverse effect on the Company.

                 In addition to legal requirements with which they must comply, the Company's arrangements with investors (including Fannie Mae and Freddie
Mac) require the Company to comply with certain standards including among other things, minimum net worth requirements, minimum liquid reserves, underwriting guidelines, servicing systems and controls, experienced personnel and minimum requirements with respect to errors and omissions and fidelity insurance.

                 There can be no assurance that requirements will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, sell, purchase or service mortgage loans, limit or restrict the amount of interest and other charges earned on mortgage loans originated, purchased or serviced by the Company, or otherwise adversely affect the business or prospects of the Company. If the Company were unable to comply with the requirements, or were found to be in violation of any of the requirements, the Company could lose the opportunity to originate and sell, or broker, and service mortgage loans for Fannie Mae, Freddie Mac or any other investor, and could be compelled to forfeit or forgo revenues earned on transactions with respect to which the actions of the respective corporation were determined to be not in compliance with the applicable contract with Fannie Mae, Freddie Mac or other investor. The inability of the Company to originate and sell, or broker, and service mortgage loans with respect to Fannie Mae, Freddie Mac or any particular investor could have a material adverse effect on the Company.

COMPETITION

                 The Company's competition varies by geographic market. Generally, competition is fragmented with very few national competitors, and many local and regional competitors. In addition, the Company's business is characterized by low barriers to entry, and new competitors have recently been successful in raising the capital necessary to enter the business. Moreover, certain of the Company's competitors are larger and have greater financial resources than the Company, including the commercial mortgage banking arms of General Motors, General Electric, Mellon Bank, Banc One and CB Commercial. The Company competes largely on the basis of its experience in purchasing and servicing mortgages supported by various government guarantees, and on its ability to respond promptly to changing market conditions. Although management believes that the Company is well positioned to continue to compete effectively in the multifamily and commercial mortgage banking businesses, there can be no assurance that it will do so or that the Company will not encounter further increased competition in the future which could limit its ability to maintain or increase its market share.

LEGAL PROCEEDINGS

                 The Company is involved from time to time in legal proceedings arising in the ordinary course of business. In connection with the Company's loan servicing activities, the Company is indemnified to varying degrees by the party on whose behalf the Company is acting. The Company also maintains insurance that management believes is adequate for the Company's operations. None of the legal proceedings in which the Company is currently involved, either individually or in the aggregate (and after consideration of available indemnities and insurance), is expected to have a material adverse effect on the Company's business or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's business or financial condition.

EMPLOYEES

                 At December 31, 1996, the Company employed 196 persons. Most of these people work in professional, administrative and technical positions and no employee is represented by a labor union or subject to a collective bargaining agreement. The Company believes that its employee relations are generally good.

PROPERTIES

                 The Company's headquarters are currently located in Vienna, Virginia where the Company leases approximately 28,559 square feet of office space under a lease expiring on December 31, 2000. Additional corporate offices are located in Edison, New Jersey, where the Company leases approximately 15,206 square feet of office space under a lease expiring on May 1, 2005. In addition to its offices in Vienna and Edison, the Company has nine additional offices located throughout the United States.

                           MANAGEMENT OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

                 As of the Maturity Time, it is anticipated that the directors and executive officers of the Company will be as follows:

NAME                             AGE          POSITION
J. Roderick Heller, III           59          Chairman of the Board

Shekar Narasimhan                 43          Director, President and Chief Executive Officer

Mohammed A. Al-Tuwaijri           41          Director

Michael R. Eisenson               41          Director

Tim R. Palmer                     39          Director

John D. Reilly                    54          Director

Herbert S. Winokur, Jr.           53          Director

James L. Clouser                  55          Executive Vice President

Michael D. Ketcham                38          Executive Vice President, Chief Financial Officer and
                                                         Treasurer

Douglas J. Moritz                 47          Executive Vice President

Howard S. Perkins                 48          Executive Vice President

Clarke B. Welburn                 48          Executive Vice President

Joan C. May                       39          Senior Vice President

Elizabeth Whitbred-Snyder         43          Senior Vice President and Controller


                 J. Roderick Heller, III has served as Chairman of the Board since 1996. He has served as a Director, President and Chief Executive Officer of NHP since its organization in 1986 and has served as Chairman of NHP's Board since 1988. From 1982 until 1985, Mr. Heller served as President and Chief Executive Officer of Bristol Compressors, Inc., a Bristol, Virginia-based company involved in the manufacturing of air conditioning compressors. From 1971 until 1982, he was a partner in the Washington, D.C. law firm of Wilmer, Cutler & Pickering. Mr. Heller is a director of Auto-Trol Technology Corporation and Community First Bank, N.A. Mr. Heller is also Chairman of public television station WETA and is trustee of numerous housing related and other non-profit institutions.

                 Shekar Narasimhan has served as a director, President and Chief Executive Officer of the Company since 1992 and as Director, President and Chief Executive Officer of Washington Mortgage since its incorporation. He has also served as an Executive Vice President of NHP since 1996. Mr. Narasimhan has 18 years of experience in property management and real estate mortgage finance, primarily for multi-family properties. He has been a member of the Board of Governors of the MBA since 1995 and was the 1996 recipient of the MBA's Burton C. Wood Legislative Service Award.

                 Mohammed A. Al-Tuwaijri has served as a director of the Company since 1992. He also served as a director of the Company's subsidiaries, Washington Mortgage and WMF Huntoon Paige from 1991 to 1996. Mr. Al-Tuwaijri has been President of Dar Al-Majd Consulting Engineers since 1981.

                 Michael R. Eisenson will serve as a director of the Company as of the Maturity Time. He also served as a director of NHP from 1990 until May 1997. Mr. Eisenson is the President and Chief Executive Officer of Harvard Private Capital Group, Inc. ("Harvard Capital"), which manages the private equities and real estate portfolios of the Harvard University endowment fund, and which Mr. Eisenson joined in 1986. Harvard Capital is the investment advisor for Demeter. Mr. Eisenson is a director of Harken Energy Corporation, ImmunoGen, Inc., Somatix Therapy Corporation, and United Auto Group, Inc.

                 Tim R. Palmer has served as a director of the Company since 1996. He also served as a director of NHP from 1990 until May 1997. Mr. Palmer is a Managing Director of Harvard Capital, which he joined in 1990. From 1987 to 1990, Mr. Palmer was Manager, Business Development, at The Field Corporation, a private investment firm.

                 John D. Reilly has served as a director of the Company since 1996. He is President of Reilly Investment Corporation, a real estate investment company, and from 1991 through 1994 he was Executive Director of Reilly Mortgage Group, Inc., a mortgage banking and servicing company. Mr. Reilly serves as a director of Allied Capital Commercial Corporation and Allied Capital Corporation II.

                 Herbert S. Winokur, Jr. is expected to serve as a director of the Company as of the Maturity Time. He also served as a director of NHP from 1991 until May 1997. Since 1987, he has served as the President of Winokur & Associates, Inc., an investment and management services firm, and Winokur Holdings, Inc., which is the managing general partner of Capricorn, a private investment partnership. Mr. Winokur is also the manager of Capricorn Holdings LLC, which is the general partner of Capricorn II, a separate investment partnership. Mr. Winokur serves as a director of DynCorp, Enron Corporation and NacRe Corporation.

                 James L. Clouser will serve as Executive Vice President of the Company as of the Maturity Time. He joined WMF Huntoon Paige in 1979 and has been President since 1989. Mr. Clouser has 22 years of real estate finance experience. He is active in the MBA and sits on the Insured Project and Income Producing Loan Subcommittee. Mr. Clouser is a regular speaker at MBA seminars and conventions and was contributing editor to the MBA Servicing Handbook.

                 Michael D. Ketcham will serve as Executive Vice President, Chief Financial Officer and Treasurer of the Company as of the Maturity Time. He has served as Senior Vice President and Treasurer of the Company since 1996. Mr. Ketcham has also served as Executive Vice President Operations, Chief Financial Officer and Treasurer of Washington Mortgage since 1996. Prior to joining the Company, Mr. Ketcham served as Vice President of Corporate Financial Planning at Marriott Corporation and one of its successor companies, Marriott International, from 1992 to 1994 and Vice President Treasury at Marriott International from 1994 to 1996. Mr. Ketcham joined Marriott Corporation in 1986. He has 15 years of corporate finance experience.

                 Douglas J. Moritz will serve as Executive Vice President of the Company as of the Maturity Time. He currently serves as Executive Vice President, Multifamily/Conventional of Washington Mortgage. Mr. Moritz joined Washington Mortgage in 1988, serving as Executive Vice President, Lending from 1990 to 1996. Mr. Moritz has 25 years of experience in the multifamily industry, with 14 years of experience in multifamily finance. He has served on the Board of Governors of the Mortgage Bankers Association of Metropolitan Washington, Inc. since 1993, was the Chairman of the Income Property Committee in 1995 and 1996 and currently serves as the Association's President. Mr. Moritz has been a member of the Fannie Mae DUS Lenders' Advisory Council since 1996.

                 Howard S. Perkins will serve as Executive Vice President of the Company as of the Maturity Time. He currently serves as Executive Vice President, Commercial Mortgage Finance for Washington Mortgage. From 1990 to 1996, he served as Executive Vice President, Chief Financial Officer and Treasurer of Washington Mortgage. Mr. Perkins joined Washington Mortgage in 1987. He has 19 years of lending experience.

                 Clarke B. Welburn will serve as Executive Vice President of the Company as of the Maturity Time. He currently serves as Executive Vice President, Risk Management for Washington Mortgage. From 1990 to 1996, he served as Executive Vice President, Credit Policy for Washington Mortgage. Mr. Welburn joined Washington Mortgage in 1988. Mr. Welburn has 25 years of lending experience.

                 Joan C. May will serve as Senior Vice President of the Company as of the Maturity Time. Since 1992, she has served as Senior Vice President, Chief Underwriter of Washington Mortgage. Ms. May joined Washington Mortgage in 1989, serving as Vice President, Underwriting from 1990 to 1992. She has 13 years of real estate lending experience.

                 Elizabeth Whitbred-Snyder, CPA, will serve as Senior Vice President and Controller of the Company as of the Maturity Time. She has served as Senior Vice President of Washington Mortgage since 1992 and Controller since 1990. From 1990 to 1992, Ms. Whitbred-Snyder served as Vice President of Washington Mortgage. She has 12 years of financial services experience.

                 Directors are elected for one year terms and hold office until their successors have been elected and qualified or until such director's earlier resignation or removal. Executive officers are elected annually and hold office until the next annual meeting of stockholders or until such executive officer's earlier resignation or removal.

                 The Board of Directors has created an Audit Committee which, after the Share Distribution, is expected to consist of Messrs. Reilly, Al-Tuwaijri and Palmer. The Audit Committee is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices.

                 The Board of Directors has created a Compensation Committee which, after the Share Distribution, is expected to consist of Messrs. Eisenson, Winokur and Heller. The Compensation Committee is charged with making recommendations to the Board of Directors regarding the compensation of executive officers of the Company and administering any stock option plan the Company may adopt.

EXECUTIVE COMPENSATION

                 The following table sets forth information with respect to the compensation paid by the Company for services rendered during the year ended December 31, 1996 to the Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company (the "Named Officers").


                          SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION                LONG TERM
                                                         -------------------               COMPENSATION       ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR        SALARY        BONUS (1)      OPTIONS(#)(2)    COMPENSATION (3)
---------------------------                       ----        ------        ---------      -------------    ----------------
Shekar Narasimhan                                 1996       $240,000        $110,000           26,666           $6,533
President and Chief
Executive Officer

Howard S. Perkins                                 1996        195,000          70,000            6,666            2,730
Executive Vice President

Douglas J. Moritz                                 1996        165,000          70,000            6,666            5,675
Executive Vice President

James L. Clouser                                  1996        145,000          70,000            5,000           15,431
Executive Vice President

Clarke B. Welburn                                 1996        155,000          50,000            6,666            5,626
Executive Vice President



(1) The amounts reported were paid in 1997 with respect to the year ended December 31, 1996.

(2) All options were granted as options to acquire NHP Common Stock and are being converted into options to acquire shares of NHP Common Stock and options to acquire shares of Company Common Stock in connection with the Share Distribution.

(3) These amounts represent the Company's payment of life insurance premiums and matching contributions to the Company's 401(k) Retirement Plan.


                 The following table sets forth certain information regarding options granted to the Named Officers during the year ended December 31, 1996. All options were granted by NHP as options to acquire NHP Common Stock and will be converted into options to acquire shares of NHP Common Stock and shares of Company Common Stock in connection with the Share Distribution. See "The Distribution -- Effect on Outstanding NHP Options."

                           OPTIONS GRANTED IN 1996

                                                                                                       POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF
                                                                                                            STOCK PRICE
                                                        PERCENT OF                                        APPRECIATION FOR
                                                      TOTAL OPTIONS                                         OPTION TERM
                                          OPTIONS       GRANTED IN       EXERCISE    EXPIRATION             -----------
NAME                                    GRANTED (#)    FISCAL YEAR   PRICE ($/SH)(1)    DATE            5%($)          10%($)
----                                    -----------    -----------   ---------------    ----            -----          ------
Shekar Narasimhan                          26,666         16.20%         $ 5.19        3/31/06          $ 87,037      $ 220,568
Howard S. Perkins                           6,666          4.05            5.19        3/31/06            21,758         55,138
Douglas J. Moritz                           6,666          4.05            5.19        3/31/06            21,758         55,138
James L. Clouser                            5,000          3.04            5.19        3/31/06            16,320         41,358
Clarke B. Welburn                           6,666          4.05            5.19        3/31/06            21,758         55,138

--------------------
(1) The Exercise Price of Options for shares of Company Common Stock will depend on the allocation of the exercise price on existing options for NHP Common Stock between Company options and NHP options, which determination will be made at the time of the Share Distribution based on the fair vlaue of shares of the Company Common Stock and NHP Common Stock at such time. See "The Distribution -- Effect on Outstanding NHP Options." For purposes of this table, the fair value of NHP Common Stock is assumed to be equal to the market value of shares of AIMCO Common Stock on May 12, 1997 times .74766, the exchange ratio in the Merger, and the fair value of Company Common Stock is assumed to be equal to three times the difference between the market value of NHP Common Stock on [May 12, 1997 and the assumed value of NHP Common Stock] as determined above.

                          The following table sets forth certain information
regarding unexercised options held by the Named Officers at December 31, 1996. All options were granted by NHP as options to acquire NHP Common Stock and are being converted into options to acquire shares of NHP Common Stock and shares of Company Common Stock in connection with the Share Distribution. See "The
Distribution -- Effect on Outstanding NHP Options."   No options were exercised
by the Named Officers during the year ended December 31, 1996.

                     AGGREGATED OPTION EXERCISES IN 1996
                       AND YEAR-END 1996 OPTION VALUES

                                   NUMBER OF SECURITIES UNDERLYING                  VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS                        IN THE MONEY OPTIONS
                                         AT DECEMBER 31, 1996                       AT DECEMBER 31, 1996
                                         --------------------                       --------------------
 NAME                              EXERCISABLE          UNEXERCISABLE           EXERCISABLE         UNEXERCISABLE
-----                              -----------          -------------           -----------         -------------
Shekar Narasimhan                       0                   26,666               $     0             $ 105,597
Howard S. Perkins                       0                    6,666                     0                26,397
Douglas J. Moritz                       0                    6,666                     0                26,397
James L. Clouser                        0                    5,000                     0                19,800
Clarke B. Welburn                       0                    6,666                     0                26,397

DIRECTORS COMPENSATION

                 Non-management directors will be granted options to purchase 5,000 shares per year of Company Common Stock for their services as directors. The options will vest six months after grant and will be exercisable for ten years at a price equal to the market price on the date of issuance. Options for 1997 will be issued concurrent with the Share Distribution at an exercise price of $9.15. Non-management directors will also be reimbursed for all out-of-pocket expenses related to their service as directors. The Chairman of the Board will receive compensation in the amount of $50,000 per year for his service as Chairman.

EMPLOYMENT CONTRACTS AND RELATED MATTERS

                 Although none of the Named Officers will have employment contracts with the Company after the Share Distribution, the Company expects to provide certain severance arrangements for its Chief Executive Officer ("CEO"), Executive Vice Presidents ("EVP"), Senior Vice Presidents ("SVP") and Group
Vice Presidents ("GVP"). If such an employee is terminated without "cause" (as defined below), he will be paid his then current salary for two years if he is the CEO, for one year if he is an EVP, for six months if he is a SVP or for three months if he is a GVP. If there is a "transfer of control" of the Company (as defined below) and such an employee is terminated within 180 days of such change, he will be paid his then current salary for three years if he is the CEO, for two years if he is an EVP, for one year if he is a SVP or for six months if he is a GVP. The Company expects to require each of the CEO, EVPs, SVPs and GVPs to agree to refrain from competing in the business of mortgage origination and servicing during his employment with the Company and for the greater of one year or the period during which such employee is receiving severance benefits. In addition, the Company expects to require such officers to agree to refrain from disclosing confidential information about the Company during their employment and indefinitely thereafter. For purposes of the severance arrangements, "cause" will be defined as (i) the engaging by the employee in any act of dishonesty in connection with the performance of his employment duties and responsibilities, (ii) the conviction of the employee of a felony, (iii) the failure of the employee to perform his duties or responsibilities, or (iv) the inability of the employee to perform his duties or responsibilities for a period of more than 120 consecutive days due to physical or mental illness or incapacity. For purposes of the severance arrangements, "transfer of control" will be defined as (i) a transfer of a majority of the Company's voting stock outstanding on the day of the transfer, (ii) a sale of substantially all of the Company's assets, to any entity or person unaffiliated with the Company, (iii) the consolidation of the Company with or its merger into any unaffiliated corporation or (iv) the dissolution of the Company.

                 Each of the CEO, EVPs, SVPs and GVPs will be entitled to participate in a Key Employee Incentive Plan the Company expects to adopt (the "Company Plan"). Options awarded pursuant to the Company Plan will be exercisable for ten years at a price equal to the market price on the date of issuance. Options for 1997 will be issued concurrently with the Share Distribution at an exercise price of $9.15. Such options will vest ratably over five years, but will be immediately vested upon a change of control of the Company (as defined in the Company Plan). If an employee is terminated by the Company without cause (as defined in the Company Plan), his options will vest immediately and will expire 90 days after such termination. Effective as of the Maturity Time, options will be granted to Mr. Narasimhan for 84,000 shares and for each of Messrs. Perkins, Moritz, Clouser and Welburn for 21,000 shares.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                 The Board of Directors has created a Compensation Committee which, after the Share Distribution, is expected to consist of Messrs. Eisenson, Winokur and Heller. The Compensation Committee is charged with determining the compensation of all executive officers. No member of the Compensation Committee has ever been an officer of the Company or any of its subsidiaries.


                           RELATED PARTY TRANSACTIONS

                 Since December 31, 1993, the Company has engaged in the following transactions with persons who are, or are members of the immediate family of, directors, persons expected to become a director, officers or beneficial owners of 5 percent or more of the Company Common Stock issued and outstanding, or with entities in which such persons or certain of their relatives have interests.

                 Prior to the Share Distribution, the Company will be a wholly-owned subsidiary of NHP. Mr. Heller is, and prior to May 6, 1997, Messrs. Palmer and Winokur were directors of both the Company and NHP and Mr. Heller is President and Chief Executive Officer of NHP and Chairman of the Company. Following the Share Distribution, Messrs. Heller, Palmer and Winokur -- as well as Mr. Eisenson (who was a director of NHP until May 6, 1997) -- will serve as directors of the Company. As of May 1, 1997, the Company owed NHP approximately $8 million as a result of loans made by NHP to the Company to fund the acquisition of Proctor and Askew. As of December 31, 1996, the Company also owed NHP approximately $900,000 in respect of taxes paid by NHP on the Company's behalf. These amounts, net of any cumulative free cash flow produced by NHP between February 1, 1997 and the Effective Time of the Merger, are being repaid in connection with the Share Distribution. See "Arrangements Between NHP and the Company After the Share Distribution."

                 In addition, following the Share Distribution the Company will have certain other arrangements with NHP as described above in "Arrangements Between NHP and the Company After the Share Distribution."

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

                 The following table sets forth the number and percentage of outstanding shares of the Company's Common Stock which are expected to be beneficially owned by (i) all persons known by the Company to own beneficially more than 5 percent of the Company's Common Stock, (ii) each director and each Named Officer who is a stockholder, and (iii) all directors and executive officers as a group. The table reflects shares of NHP Common Stock owned as of May 9, 1997, plus the 546,448 shares of newly issued Company Common Stock proposed to be purchased by Capricorn II at the time of the Share Distribution, except for shares of NHP Common Stock beneficially owned by AIMCO. AIMCO has agreed to hold all Rights in trust for Demeter and Capricorn and deliver to them the shares of Company Common Stock AIMCO would be entitled to receive in the Share Distribution. Accordingly, the table reflects the shares Demeter and Capricorn will receive in respect of Rights held by AIMCO. Except as otherwise indicated, the business address of each of the following is 1593 Spring Hill Road, Suite 400, Vienna, VA 22182.


<Caption
NAME AND ADDRESS OF BENEFICIAL OWNER          NUMBER                    PERCENT
------------------------------------          ------                    -------
Demeter Holdings Corporation                 1,873,231                   39.3%
    600 Atlantic Ave.
    Boston, MA  02210

Capricorn Investors, L.P.                      435,796                    9.1%
    30 East Elm Street
    Greenwich, CT 06830

Capricorn Investors II, L.P.                   546,448                   11.5%
    30 East Elm Street
    Greenwich, CT  06830

Warburg, Pincus Counsellors, Inc.              508,166                   10.7%
    466 Lexington Ave.
    New York, NY  10017

Wallace R. Weitz & Company                     246,666                    5.2%
    1125 South 103rd Street
    Omaha, NE  68124

J. Roderick Heller, III (1)                    204,166                    4.2%
    8065 Leesburg Pike
    Vienna, VA  22182

Shekar Narasimhan (2)                           96,666                    2.0%

Mohammed A. Al-Tuwaijri (3)                     70,000                    1.5%
    P.O. Box 60212
    Tamaneen Street
    Riyadh 11545
    Saudi Arabia

Michael R. Eisenson (4)                      1,873,231                   39.3%
    600 Atlantic Ave.
    Boston, MA  02210

Tim R. Palmer (4)                            1,873,231                   39.3%
    600 Atlantic Ave.
    Boston, MA  02210



Herbert S. Winokur, Jr. (5)                    982,244                   20.6%
    30 East Elm Street
    Greenwich, CT  06830

John D. Reilly                                      33                     *
    5335 Wisconsin Avenue, N.W. #440
    Washington, D.C.  20015

James L. Clouser (6)                             5,000                     *
    379 Thornall Street, 10th Floor
    Edison, NJ  08837

Douglas J. Moritz (7)                            6,666                     *

Howard S. Perkins (8)                            6,666                     *

Clarke B. Welburn (9)                            6,666                     *

Michael D. Ketcham (10)                          8,333                     *

All directors and executive officers as
a group (12 persons)                         3,189,671                   64.4%

------------------
* Less than 1%

(1) Includes 125,416 shares subject to options that are exercisable currently or within 60 days of the date of this Information Statement and 33,750 shares held in trusts for the benefit of Mr. Heller's children. Mr. Heller disclaims beneficial ownership of the shares held in these trusts. The total excludes shares Mr. Heller has the right to acquire pursuant to a performance vesting option.

(2) Includes 26,666 shares subject to options that are exercisable currently or within 60 days of the date of this Information Statement. On September 30, 1996, Mr. Narasimhan acquired 8% of the common stock of Commonwealth Overseas Trading Company Limited ("Commonwealth"), which owns 210,000 shares of NHP Common Stock. Pursuant to an agreement with Mr. Al-Tuwaijri, the other owner of Commonwealth, Mr. Narasimhan shares power to vote all shares of NHP Common Stock held by Commonwealth. Therefore, Mr. Narasimhan has indirect interest in all 210,000 shares of NHP Common Stock which is included in the total. Of these shares, 105,000 are in escrow and are currently held subject to reduction under certain circumstances.

(3) Mr. Al-Tuwaijri owns 92% of the common stock of Commonwealth, which owns 210,000 shares of NHP Common Stock. Pursuant to an agreement with Mr. Narasimhan, the other owner of Commonwealth, Mr. Al-Tuwaijri shares power to vote all of the shares of the NHP Common Stock held by Commonwealth. Therefore, Mr. Al-Tuwaijri has indirect interest in all 210,000 shares of NHP Common Stock which is included in this total. Of these shares, 105,000 are held in escrow and are currently held subject to reductions under certain circumstances.

(4)              Includes all shares held by Demeter Holdings Corporation.
                 Messrs. Eisenson and Palmer disclaim beneficial ownership of all the shares held by Demeter.

(5)              Includes all shares held by Capricorn and Capricorn II.  Mr.
                 Winokur disclaims beneficial ownership of all shares held by Capricorn and Capricorn II. The Company understands that Capricorn intends to distribute all of its shares of the Company to its partners at or about the time of the Share Distribution.

(6) Includes 5,000 shares subject to options that are exercisable currently or within 60 days of the date of the Information Statement.

(7) Includes 6,666 shares subject to options that are exercisable currently or within 60 days of the date of the Information Statement.

(8) Includes 6,666 shares subject to options that are exercisable currently or within 60 days of the date of the Information Statement.

(9) Includes 6,666 shares subject to options that are exercisable currently or within 60 days of the date of the Information Statement.

(10) Includes 8,333 shares subject to options that are exercisable currently or within 60 days of the date of the Information Statement.

                    DESCRIPTION OF THE COMPANY CAPITAL STOCK

GENERAL

                 At the Maturity Time, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, $.01 par value, of which [4,217,479] shares will be issued and outstanding immediately prior to the Share Distribution and the Capricorn Transaction, and 12,500,000 shares of Preferred Stock, $.01 par value, none of which are outstanding.

COMMON STOCK

                 Holders of shares of Company Common Stock are entitled to one vote at all meetings of shareholders for each share held and are not entitled to cumulative voting. Holders of Company Common Stock have no preemptive rights and have no other rights to subscribe for additional shares of the Company, nor does the Company Common Stock have any conversion rights or rights of redemption. Holders of Company Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of assets legally available therefor. Upon liquidation, all holders of Company Common Stock are entitled to participate ratably and equally in the assets and funds of the Company available for distribution. All of the outstanding shares of Company Common Stock are, and the shares to be issued pursuant to this offering will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

                 The Board of Directors is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 12,500,000 shares of Preferred Stock with such powers, designations, preferences and relative, participating, option or other special rights and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such Preferred Stock. Thus, any series may, if so determined by the Board of Directors, have full voting rights with the Company Common Stock or superior or limited voting rights, be convertible into Company Common Stock or another security of the Company, and have such other preferences, relative rights, and limitations as the Company's Board of Directors shall determine. As a result, any series of Preferred Stock could have rights which would adversely affect the voting power of the Company Common Stock. The shares of any class or series of Preferred Stock need not be identical. The issuance of the Preferred Stock could have the effect of delaying or preventing a change of control of the Company without any further action by shareholders. The Company has no present intention to issue any Preferred Stock.

DIRECTOR AND OFFICER LIABILITY

                 The Certificate of Incorporation includes a provision which eliminates the personal liability of the Company's directors and officers for monetary damages resulting from breaches of their fiduciary duty, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Section 174 of the General Corporation Law of the State of Delaware (the "GCL"), or for any transaction from which the director derived an improper personal benefit. If the GCL is amended to further permit limitations on the liability of directors, then the Certificate of Incorporation shall be read to eliminate personal liability of the director to the fullest extent permitted by law. This provision does not limit or eliminate the right of the Company or any stockholder to seek non-monetary relief such as rescission in the event of a breach of a director's duty of care. The By-Laws of the Company also provide that the Company shall indemnify its directors and officers for all expenses actually incurred in the defense of actions against them in their capacity as directors or officers unless the action results in a finding that indemnification is not proper in the circumstances because such person has not met the standard of conduct for such indemnification established by applicable law. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

CERTAIN PROVISIONS AFFECTING STOCKHOLDERS

                 Under the business combination provision contained in Section 203 of the GCL ("Section 203"), a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for determining the number of shares outstanding (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least 66 percent of the affirmative voting stock that is not owned by the interested stockholder. An interested stockholder is defined in Section 203 as any person who (i) owns, directly or indirectly, 15 percent or more of the outstanding voting stock of a corporation or (ii) is an affiliate or associate of a corporation and was the owner of 15 percent or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section; and (ii) the corporation by the action of its stockholders holding a majority of the outstanding voting stock adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption).

                 The Company has not elected out of the statute, and therefore the restrictions imposed by Section 203 apply to the Company.

TRANSFER AGENT AND REGISTRAR

                 The First National Bank of Boston is expected to serve as transfer agent and registrar of the Common Stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

                 Prior to the acquisition of the Company by NHP, the Company's accountants were KPMG Peat Marwick LLP. In July 1996 Arthur Andersen LLP, NHP's accountants, were retained as accountants for the Company. During the Company's two most recent fiscal years and during the subsequent interim period preceding the date of retention of Arthur Andersen LLP, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG Peat Marwick LLP, would have caused it to make reference to the subject matter of the disagreement in connection with their report. The report of KPMG Peat Marwick LLP on the Company's financial statements for the years ended December 31, 1995 and 1994 were unqualified. Prior to the retention of Arthur Andersen LLP, neither the Company nor anyone on the Company's behalf consulted Arthur Andersen LLP regarding either the application of accounting principles related to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                                       PAGE
THE WMF GROUP, LTD. AND SUBSIDIARY (FORMERLY NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY, AND
  FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)
    Report of Independent Public Accountants
         As of and for the Year Ended December 31, 1996, and
         As of and for the Three Months Ended March 31, 1996                                          F - 1

    Report of Independent Public Accountants
         As of December 31, 1995, and
         For the Years Ended December 31, 1995 and 1994                                               F - 2

    Consolidated Balance Sheets
         As of December 31, 1996, March 31, 1996, and December 31, 1995                               F - 3

    Consolidated Statements of Operations
         Pro Forma for the Year Ended December 31, 1996 (unaudited),
         The Period April 1, 1996, to December 31, 1996,
         The Period January 1, 1996, to March 31, 1996, and
         The Years Ended December 31, 1995 and 1994                                                   F - 4

    Consolidated Statements of Stockholder's Equity
         For the Years Ended December 31, 1994 and 1995,
         The Period Ending March 31, 1996, and
         The Year Ended December 31, 1996                                                             F - 5

    Consolidated Statements of Cash Flows
         For the Period April 1, 1996, to December 31, 1996,
         The Period January 1, 1996, to March 31, 1996, and
         The Years Ended December 31, 1995 and 1994                                                   F - 6

    Notes to Consolidated Financial Statements                                                        F - 8

After the contemplated stock split discussed in Note 15 to The WMF Group, Ltd. and Subsidiary (formerly NHP Financial Services, Ltd., and Subsidiary) consolidated financial statements is determined and effected, we expect to be in a position to render the following audit report.

                                        ARTHUR ANDERSEN LLP
                                        May 14, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of
The WMF Group, Ltd., and Subsidiary:

We have audited the accompanying consolidated balance sheets of The WMF Group, Ltd., and Subsidiary (the "Company") (formerly NHP Financial Services, Ltd. and Subsidiary and formerly WMF Holdings Ltd., and Subsidiaries - see Note
1) as of December 31, 1996, and March 31, 1996, and the related consolidated statements of operations, changes in shareholder's equity and cash flows for the periods April 1, 1996, to December 31, 1996, and January 1, 1996, to March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996, and March 31, 1996, and the results of its operations and its cash flows for the periods April 1, 1996, to December 31, 1996, and January 1, 1996, to March 31, 1996, in conformity with generally accepted accounting principles.

As explained in Note 2 to the consolidated financial statements, effective January 1, 1996, the Company changed its method of accounting for originated mortgage servicing rights to comply with Statement of Financial Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights."


Washington, D.C.
February 28, 1997 (except with
respect to the matters discussed in
Note 15, as to which the date is
April 15, 1997, April 21, 1997, May 5, 1997,
May 9, 1997 and  __, 1997)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
WMF Holdings Ltd. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of WMF Holdings Ltd. (a wholly owned subsidiary of Commonwealth Overseas Trading Company Limited), and subsidiaries (collectively "the Company") as of December 31, 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the years ended December 31, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WMF Holdings Ltd. and subsidiaries as of December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.



                                              KPMG PEAT MARWICK LLP

Washington, D.C.
March 27, 1996

                 THE WMF GROUP, LTD. AND SUBSIDIARY (FORMERLY
               NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                 FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)


                          CONSOLIDATED BALANCE SHEETS


                                                         ASSETS
                                                                       AS OF          AS OF          AS OF
                                                                    DECEMBER 31,    MARCH 31,    DECEMBER 31,
                                                                        1996          1996           1995
                                                                    ------------   -----------    -----------
 CASH AND CASH EQUIVALENTS                                          $ 6,601,044    $ 5,435,954    $ 5,197,153

 RESTRICTED CASH EQUIVALENTS                                          1,193,549        922,509        863,000

 MORTGAGE-BACKED SECURITIES, at amortized cost, pledged               3,909,863      3,888,488      3,892,805

 MORTGAGE LOANS HELD FOR SALE, pledged                               40,262,782     23,116,296     32,461,676

 PRINCIPAL, INTEREST AND OTHER SERVICING ADVANCES                     2,012,440      3,720,228      2,795,796

 FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net of
   accumulated depreciation of $312,756, $928,593, and $938,035,
   respectively                                                       1,484,613        887,336        893,463

 SERVICING RIGHTS, net of accumulated amortization of $3,062,096,
   $5,549,284 and $5,078,367, respectively                           22,460,014      8,477,403      8,465,663

 DUE FROM AFFILIATES                                                       -           228,366      1,108,573

 GOODWILL, net of accumulated amortization of $578,356, $32,099
   and $28,391, respectively                                          7,704,847        438,582        441,515

 OTHER ASSETS                                                         2,467,489      1,860,711      1,056,589
                                                                    -----------    -----------    -----------
                         Total assets                               $88,096,641    $48,975,873    $57,176,233
                                                                    ===========    ===========    ===========
                                            LIABILITIES AND SHAREHOLDER'S EQUITY
 LIABILITIES:
     Accounts payable and accrued expenses                          $ 2,609,350    $ 4,440,372    $ 2,728,540
     Warehouse lines of credit                                       39,924,736     22,660,974     31,830,868
     Servicing acquisition line of credit                             6,211,745      6,412,764      6,439,114
     Notes payable to stockholder                                        -           5,034,000      5,034,000
     Deferred fees                                                    2,786,071      1,876,900      3,034,216
     Allowance for loan servicing portfolio losses                    4,395,749      3,426,921      3,141,578
     Due to affiliates                                                  872,000         -              -
     Other liabilities                                                5,585,075        800,391        949,575
     Deferred tax liability, net                                      3,183,885         -              -
                                                                    -----------    -----------    -----------
                         Total liabilities                           65,568,611     44,652,322     53,157,891
                                                                    -----------    -----------    -----------
 COMMITMENTS AND CONTINGENCIES

 SHAREHOLDER'S EQUITY:
     Common stock, $.01 par value, 7,899,380 shares authorized,
       4,217,478 issued and outstanding                                  42,175         42,175         42,175
     Additional paid-in capital                                      21,330,690      2,639,679      2,639,679
     Retained earnings                                                1,155,165      1,641,697      1,336,488
                                                                    -----------    -----------    -----------
                          Total shareholder's equity                 22,528,030      4,323,551      4,018,342
                                                                    -----------    -----------    -----------
 TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                         $88,096,641    $48,975,873    $57,176,233
                                                                    ===========    ===========    ===========



 The accompanying notes are an integral part of these consolidated financial statements.

                 THE WMF GROUP, LTD. AND SUBSIDIARY (FORMERLY
               NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                 FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)


                       CONSOLIDATED STATEMENTS OF INCOME



                                              PRO FORMA
                                            FOR THE YEAR    FOR THE PERIOD
                                                ENDED      APRIL 1, 1996 TO      FOR THE PERIOD               YEARS ENDED
                                             DECEMBER 31,     DECEMBER 31,     JANUARY 1, 1996 TO      ---------------------------
                                                1996            1996            MARCH 31, 1996           1995             1994
                                             -----------   ----------------    ------------------      -----------     -----------
                                             (Unaudited)
REVENUES:
   Servicing fees                            $ 9,329,248       $ 7,274,217         $ 2,055,031         $ 7,859,856     $ 6,182,197
   Gain on sale of mortgage loans, net        10,220,455         8,112,735           2,107,720           6,244,208       4,532,240
   Gain on sale of servicing                      -                 -                   -                   89,998          -
   Interest income                             4,249,980         3,388,219             861,761           3,290,774       2,088,728
   Placement fee income                        4,959,067         3,823,335           1,135,732           3,999,268       2,244,119
   Other income                                1,542,361           874,663             667,698             515,240       2,013,203
                                             -----------       -----------         -----------         -----------     -----------
                                              30,301,111        23,473,169           6,827,942          21,999,344      17,060,487
                                             -----------       -----------         -----------         -----------     -----------

EXPENSES:
   Salaries and employee benefits             12,744,963         9,974,957           2,770,006           9,208,024       7,324,035
   General and administrative                  4,811,034         3,884,199             926,835           4,181,202       3,427,829
   Occupancy                                   1,593,193         1,352,015             241,178             972,306         885,931
   Provision for loan servicing losses         1,254,172           968,828             285,343             856,462         654,186
   Interest                                    1,319,498         1,012,179             307,320           2,143,773       2,249,913
   Amortization of servicing rights            3,913,642         3,062,096             470,917           2,096,540       1,528,531
   Depreciation and amortization               1,195,204           919,608              80,578             272,610         397,382
   Losses from Beverly Hills
       Securities investment/advances            600,125            -                  600,125             691,549         720,000
                                             -----------       -----------         -----------         -----------     -----------
                                              27,431,831        21,173,882           5,682,302          20,422,466      17,187,807
                                             -----------       -----------         -----------         -----------     -----------

INCOME (LOSS) BEFORE INCOME TAX EXPENSE        2,869,280         2,299,287           1,145,640           1,576,878        (127,320)

INCOME TAX EXPENSE                             1,984,553         1,144,122             840,431             799,871          34,520
                                             -----------       -----------         -----------         -----------     -----------
NET INCOME (LOSS)                            $   884,727       $ 1,155,165         $   305,209         $   777,007     $  (161,840)
                                             ===========       ===========         ===========         ===========     ===========
NET INCOME (LOSS) PER SHARE                  $       .21       $       .27         $       .07         $       .16     $      (.03)
                                             ===========       ===========         ===========         ===========     ===========
WEIGHTED AVERAGE NUMBER OF SHARES
   OUTSTANDING                                 4,217,478         4,217,478           4,217,478           4,717,312       6,216,812
                                             ===========       ===========         ===========         ===========     ===========


 The accompanying notes are an integral part of these consolidated financial statements.

                 THE WMF GROUP, LTD. AND SUBSIDIARY (FORMERLY
               NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                 FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)


           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY



                                                                   ADDITIONAL
                                                     COMMON         PAID-IN       RETAINED
                                                     STOCK          CAPITAL       EARNINGS       TOTAL
                                                   ---------      -----------    ----------    -----------
 BALANCE AT DECEMBER 31, 1993                        $62,168       $5,619,686    $  721,321    $ 6,403,175
   Net loss                                             -                -         (161,840)      (161,840)
                                                   ---------      -----------    ----------    -----------
 BALANCE AT DECEMBER 31, 1994                         62,168        5,619,686       559,481      6,241,335
   Stock repurchase                                  (19,993)      (2,980,007)        -         (3,000,000)
   Net income                                           -                 -         777,007        777,007
                                                   ---------      -----------    ----------    -----------
 BALANCE AT DECEMBER 31, 1995                         42,175        2,639,679     1,336,488      4,018,342
   Net income                                           -                -          305,209        305,209
                                                   ---------      -----------    ----------    -----------
 BALANCE AT MARCH 31, 1996                            42,175        2,639,679     1,641,697      4,323,551
============================================================================================================
   Elimination of equity upon sale                   (42,175)      (2,639,679)   (1,641,697)    (4,323,551)
   Initial investment                                 42,175       21,330,690        -          21,372,865
   Net income                                           -                -        1,155,165      1,155,165
                                                   ---------      -----------    ----------    -----------
 BALANCE AT DECEMBER 31, 1996                        $42,175      $21,330,690    $1,155,165    $22,528,030
                                                   =========      ===========    ==========    ===========




 The accompanying notes are an integral part of these consolidated financial statements.

                 THE WMF GROUP, LTD. AND SUBSIDIARY (FORMERLY
               NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                 FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                          FOR THE PERIOD     FOR THE PERIOD
                                                           APRIL 1, 1996     JANUARY 1, 1996
                                                                 TO                TO                   YEARS ENDED
                                                            DECEMBER 31,        MARCH 31,       ------------------------------
                                                                1996              1996              1995             1994
                                                            ------------      -------------     ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                         $  1,155,165      $    305,209      $    777,007      $   (161,840)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities-
      Depreciation and amortization of furniture,
        equipment and leasehold improvements                     312,756            77,192           245,242           385,650
      Amortization of servicing rights                         3,062,096           470,917         2,096,540         1,528,531
      Provision for loan servicing losses                        968,828           285,343           856,462           640,412
      DUS loss settlement                                           -                 -             (336,148)             -
      Amortization of goodwill                                   578,356             2,933            11,732            11,732
      Amortization of bond issuance costs                           -                 -                 -              333,646
      Losses from investments/advances                              -              600,125           691,549           857,733
      Additions to excess servicing fees                            -                 -                 -              (93,702)
      Gain on sale of mortgage servicing rights                     -                 -              (89,998)             -
      Change in assets and liabilities:
         (Increase) decrease in restricted cash
           equivalents                                          (271,040)          (59,509)        3,937,000        (4,800,000)
         Decrease (increase) in principal, interest and
           other servicing advances                            1,707,788          (924,432)       (1,575,591)         (240,668)
         Decrease (increase) in other assets                   1,210,079          (805,023)          467,570          (133,765)
         Decrease (increase) in due from affiliates              228,366           280,082          (633,609)           22,867
         Increase in due to affiliates                           872,000            -                   -                 -
         Increase (decrease) in accounts payable and
           accrued expenses                                   (1,831,022)        1,711,832           967,413          (793,337)
         Increase (decrease) in deferred fees                    909,171        (1,157,316)        2,147,116        (1,184,415)
         Increase (decrease) in warehouse lines of
           credit, net                                        17,263,762        (9,169,894)       26,862,106       (38,644,467)
         Increase (decrease) in other liabilities              1,681,526          (143,907)       (4,091,591)        3,888,771
      Mortgage loans originated                             (657,217,058)     (176,724,231)     (804,891,535)     (526,651,388)
      Mortgage loans sold                                    640,070,572       186,069,611       777,540,096       566,278,732
                                                           -------------     -------------     -------------     -------------
                    Net cash provided by
                        operating activities                  10,701,345           818,932         4,981,361         1,244,492
                                                           -------------     -------------     -------------     -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of servicing rights                                (3,727,581)         (332,569)       (2,470,149)       (2,411,982)
  Origination of servicing rights                             (2,659,529)         (150,088)             -                 -
  Purchase of ACR production system and pipeline              (2,000,000)             -                 -                 -
  Sale of mortgage servicing rights                                 -                 -               97,481              -
  Investment property dispositions (additions)                      -                 -            2,146,581          (173,954)
  Sheffield mortgage pay-off                                        -                 -           (1,800,000)             -
  Purchase of furniture, equipment and leasehold
    improvements                                                (910,033)          (71,065)         (389,605)         (252,872)
  Purchase of mortgage-backed securities                            -                 -                 -           (1,981,789)
  Principal from mortgage-backed securities                       20,873             5,218            22,978              -
  Sale of short-term investments                                    -                 -                 -            1,997,604
  Decrease (increase) of investment in affiliates                   -                 -               50,000          (239,645)
                                                           -------------     -------------     -------------     -------------
                    Net cash used for investing activities    (9,276,270)         (548,504)       (2,342,714)       (3,062,638)
                                                           -------------     -------------     -------------     -------------



 The accompanying notes are an integral part of these consolidated financial statements.

                 THE WMF GROUP, LTD. AND SUBSIDIARY (FORMERLY
               NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                 FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)


                                                                 FOR THE PERIOD     FOR THE PERIOD
                                                                 APRIL 1, 1996      JANUARY 1, 1996
                                                                       TO                  TO                  YEARS ENDED
                                                                  DECEMBER 31,          MARCH 31,       --------------------------
                                                                      1996                1996             1995           1994
                                                                   -----------        ------------      ----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Additions to servicing acquisition line of credit                $ 3,747,987        $       -         $  944,510     $ 6,400,000
  Repayment of servicing acquisition line of credit                 (3,949,006)            (26,350)       (905,396)           -
  Repayment of servicing compensation rights payable                      -                   -               -         (4,136,301)
  Payment on notes payable                                             (34,000)               -            (68,000)           -
  Payments on capital lease                                            (24,966)             (5,277)        (16,625)           -
                                                                   -----------        ------------      ----------     -----------
                Net cash (used for) provided by
                   financing activities                               (259,985)            (31,627)        (45,511)      2,263,699
                                                                   -----------        ------------      ----------     -----------
 NET INCREASE IN CASH AND CASH EQUIVALENTS                           1,165,090             238,801       2,593,136         445,553

 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                    5,435,954           5,197,153       2,604,017       2,158,464
                                                                   -----------        ------------      ----------     -----------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $ 6,601,044        $  5,435,954      $5,197,153     $ 2,604,017
                                                                   ===========        ============      ==========     ===========
 SUPPLEMENTAL DISCLOSURES:
  Cash paid during the period for interest                         $   990,212        $    473,539      $1,579,655     $ 1,933,000
  Cash paid during the period for income taxes                       1,008,000             935,070           9,275         622,819


 The accompanying notes are an integral part of these consolidated financial statements.

                 THE WMF GROUP, LTD. AND SUBSIDIARY (FORMERLY
               NHP FINANCIAL SERVICES, LTD., AND SUBSIDIARY AND
                 FORMERLY WMF HOLDINGS LTD. AND SUBSIDIARIES)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         AS OF DECEMBER 31, 1996, MARCH 31, 1996, AND DECEMBER 31, 1995



1.       ORGANIZATION:

On April 1, 1996, NHP Incorporated ("NHP"), a Delaware Corporation, acquired all the outstanding capital stock of WMF Holdings Ltd. ("Holdings"), a Delaware corporation, for consideration of approximately $21 million in the form of $16.8 million in cash and 210,000 shares of NHP's common stock. Holdings was subsequently renamed NHP Financial Services, Ltd. and NHP Financial Services, Ltd. has subsequently been renamed The WMF Group, Ltd.
(the "Company"). The Company's principal business activities are mortgage loan origination, secondary marketing, and servicing.

The Company has one wholly owned subsidiary, Washington Mortgage Financial Group, Ltd. ("Washington Mortgage Financial"), which is incorporated under the laws of Delaware. Washington Mortgage Financial's subsidiaries are WMF/Huntoon, Paige Associates Limited ("WMF/Huntoon"), Sheffield Acquisition Corp. ("SAC"), and Proctor & Associates of Michigan, Inc. ("Proctor") which are incorporated under the laws of the states of Delaware, Tennessee and Michigan, respectively. SAC discontinued operations in 1995 and was dissolved in 1996. The Company has offices in eight states.

As a result of the acquisition on April 1, 1996, all assets acquired were recorded at their estimated fair value which resulted in recording an asset of approximately $19.1 million related to acquired servicing rights. In addition, the Company also recorded approximately $5.1 million of goodwill related to the transaction and a deferred tax liability of approximately $3.2 million. The goodwill is being amortized over seven years. The acquired servicing rights are being amortized over periods up to seven years. Both are amortized based upon the estimated life of the servicing rights acquired. As a result of the acquisition, shareholder's equity as of March 31, 1996, was eliminated.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

METHOD OF ACCOUNTING

The consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period, particularly with respect to the provision for loan servicing losses (see Note 8). Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary or subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform with the current year presentation.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with initial maturities of 90 days or less to be cash equivalents. These include cash, demand deposits and overnight repurchase agreements.

RESTRICTED CASH EQUIVALENTS

Restricted cash equivalents are money market funds that are collateral on a Federal National Mortgage Association ("Fannie Mae") Delegated Underwriting and Servicing ("DUS") letter of credit.

MORTGAGE-BACKED SECURITIES

The Company classifies its mortgage-backed securities as held-to-maturity as it has the ability and the intent to hold the securities until maturity. Held-to-maturity securities are recorded at amortized cost. Premiums and discounts are amortized using the effective interest rate method over the term of the security.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale are carried at the lower of aggregate cost or market as determined by outstanding commitments from investors or current investor yield requirements.

FURNITURE, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

Furniture, equipment and leasehold improvements are stated at cost, net of accumulated amortization and depreciation. Depreciation of furniture and equipment is recognized using the straight-line method over the estimated useful life of the asset, approximately five years. Leasehold improvements are amortized over the estimated useful life of the asset or the lease term, whichever is less. Cost of maintenance and repairs are charged to expense as incurred.

SERVICING RIGHTS

The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," on January 1, 1996. The primary change resulting from SFAS No. 122 is that servicing rights retained by the Company after the origination and sale of the related loan are required to be capitalized by allocating the total cost incurred between the loan and the servicing rights based on their relative fair value if it is practicable to determine the mortgage servicing rights' fair value. If it is not practicable to determine the servicing rights' fair value then no value is allocated to the servicing rights. The Company has determined that it is only practicable to estimate the fair value of servicing rights related to permanent Federal Housing Administration ("FHA") originated loans as other loan types have a limited secondary market. The capitalization of these originated mortgage servicing rights increases net income for the period by the amount capitalized less related amortization and impairment if any. Prior to 1996, no allocation was made to originated mortgage servicing rights. Purchased servicing rights continue to be accounted for at their purchase price. Servicing rights are amortized in proportion to and over the seven-year period of anticipated estimated net servicing income.

Under SFAS No. 122, all capitalized mortgage servicing rights are evaluated for impairment based on the excess of the carrying amount of the mortgage servicing rights over their fair value. In measuring impairment, the servicing rights are stratified based on the interest rate and loan type of the underlying loan. The assumptions used in estimating the net cash flows are based on market conditions and actual experience. Impairment is recognized through a valuation allowance for each individual stratum. Prior to 1996, the impairment valuation required no level of disaggregation and any impairment was recorded directly against the asset.

GOODWILL

The Company evaluates the impairment of goodwill whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill is amortized on a straight-line basis primarily over seven to twenty years.

ALLOWANCE FOR LOAN SERVICING PORTFOLIO LOSSES

The Company bears a portion of the credit loss risk associated with the loans it services as a result of its participation in the Fannie Mae DUS multifamily loan program. The allowance for loan servicing portfolio losses represents management's estimate of the losses which may be incurred on recourse loans underwritten to date. Management believes the current reserve is adequate to provide for such future losses. Management regularly reviews the adequacy of this allowance, considering such items as economic conditions and collateral value, and makes adjustments to the allowance as considered necessary.

SERVICING FEES

Servicing fee income represents fees earned for servicing multi-family and commercial real estate mortgage loans owned by institutional investors, including subservicing fees, net of guarantee fees, pool insurance fees and trustee fees. The fees are generally calculated on the outstanding principal balances of the loans serviced and are recorded as income when collected. Late charge income is recognized as income when collected and is included in servicing fee income.

GAINS ON SALE OF MORTGAGE LOANS

Gains on sale of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans sold, net of the allocation to servicing rights for permanent FHA originated loans. Deferred origination fees and expenses, net of commitment fees paid in connection with the sale of the loans, are recognized at the time of sale in the gain or loss determination.

PLACEMENT FEE INCOME

Placement fee income represents revenue earned relating to utilization of escrow funds. Income is recognized during the period in which it is earned.

INCOME TAXES

Since acquisition, the Company files a consolidated tax return with NHP, its parent. However, the Company records income taxes as if it filed a return on a stand-alone basis. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Prior to the acquisition, the Company filed a consolidated tax return together with its subsidiaries.

NET INCOME PER SHARE

Net income per share is computed using the weighted average number of common shares outstanding during each period.

NEW ACCOUNTING STATEMENTS

SFAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995, encourages, but does not require, a fair-value based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25"), but requires pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. Adoption of this statement does not impact the Company since there are currently no stock options outstanding.

During 1996 the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities using a financial components approach that focuses on control. This statement provides consistent standards for distinguishing transfers of financial assets that are sold from transfers that are secured borrowings. Adoption of this statement is required on a prospective basis in fiscal years beginning after December 31, 1996. Management intends to adopt the statement in the fiscal year ending December 31, 1997, and does not believe that the impact of such adoption will be material to the financial statements.

In February 1997, FASB issued SFAS No. 128, "Earnings per Share." This statement changes the requirements for calculation and disclosure of earnings per share. This statement eliminates the calculation of primary earnings per share and requires the disclosure of basic earnings per share and diluted earnings per share. There will be no impact to the Company's earnings per share as a results of adoption.

3.       ACQUISITIONS AND DISPOSITIONS:

Washington Mortgage Financial was incorporated on October 3, 1990, and was capitalized on December 31, 1990. During 1993, all outstanding shares of preferred stock of Washington Mortgage Financial were exchanged for shares of common stock of Washington Mortgage Financial. In addition, the majority shareholder purchased the minority shareholder's interest in Washington Mortgage Financial and exchanged all outstanding shares of Washington Mortgage Financial for common stock in Holdings, thus making Washington Mortgage Financial a wholly owned subsidiary of Holdings.

On October 1, 1991, Washington Mortgage Financial acquired 100 percent of the outstanding stock of WMF/Huntoon for $1,175,276 in cash and a note payable for $170,000 to the seller. The $170,000 acquisition note matured in 1996 and had an interest rate of 2 percent. Principal payments were made in equal installments of $34,000 a year. The principal balance of the note at December 31, 1996, March 31, 1996, and December 31, 1995, is $0, $34,000, and $34,000,
respectively.

Holdings was incorporated on October 20, 1992, and was capitalized on December 3, 1992. Holdings was a wholly owned subsidiary of Commonwealth Overseas Trading Company Limited before it was acquired by NHP.

SAC was incorporated in 1992 and its principal business activity was owning and managing a multifamily property located in Memphis, Tennessee. Washington Mortgage Financial entered into an agreement to sell the property in December 1994. The property was sold in February 1995 for $2,464,000. After adjusting the sales proceeds for selling expenses and a participation interest in the property, Washington Mortgage Financial realized a loss of $54,233. This loss was accrued at December 31, 1994. SAC discontinued operations in 1995 and was dissolved in 1996.

In July 1994, Washington Mortgage Financial exchanged its stock in a wholly owned subsidiary, WMF Residential Mortgage Corporation ("Residential") for an ownership interest in Beverly Hills Securities Company, Ltd. ("Beverly"). Residential and Beverly specialize in the origination, purchase, sale, and servicing of single family residential loans. No gain or loss was recognized on the exchange. The Company owns approximately a 40 percent limited partnership interest in Beverly and is accounting for its investment under the equity method. As of March 31, 1996, the carrying value of the Company's investment in and advances to Beverly had been reduced to $0 as a result of operating losses and concerns about the recoverability of the investment and advances. The Company has no additional exposure related to Beverly.

In May 1996, WMF/Huntoon purchased the loan production system and pipeline, as well as certain fixed assets of American Capital Resource ("ACR") for approximately $2.2 million cash. In connection with the purchase, WMF/Huntoon also acquired approximately $2.0 million of servicing rights. As a result, WMF/Huntoon recorded assets of approximately $4.2 million representing the fair value of the assets acquired. The servicing rights acquired are being amortized over seven years, which is the estimated life of the servicing rights acquired. The loan production system and pipeline acquired are being amortized in proportion to the loans originated from the acquired pipeline. These costs are expected to be fully amortized by August 1997. ACR specializes in the origination and servicing of commercial loans.

On December 31, 1996, the Company purchased 100 percent of Proctor for approximately $3.7 million. NHP paid cash for the purchase on January 2, 1997, on behalf of the Company. As such, the Company has accrued approximately $3.7 million as of December 31, 1996, $3.4 million of which is included in other liabilities as NHP funded that portion of the purchase. The acquisition was accounted for as a purchase and accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition. As a result, tangible assets of approximately $600,000, current liabilities of $200,000, and goodwill of $3.1 million were recorded. The goodwill will be amortized on a straight-line basis over twenty years. The twenty year amortization period is the estimated life of the mortgage loan production operations acquired. Proctor specializes in the origination and servicing of commercial loans.

4.       MORTGAGE-BACKED SECURITIES:

Mortgage-backed securities consist of Government National Mortgage Association ("Ginnie Mae") securities. The market value of the securities is $3,898,019, $3,950,804, and 3,988,943 at December 31, 1996, March 31, 1996, and December
31, 1995, respectively. The securities held at December 31, 1996, mature in periods from 2028 to 2029 and are collateral for a letter of credit established on behalf of Fannie Mae for loans originated under the DUS program. These securities carry a AAA credit rating.

5.       FURNITURE, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS:

Furniture, equipment and leasehold improvements consist of the following as of:

                                              DECEMBER 31,    MARCH 31,       DECEMBER 31,
                                                  1996          1996              1995
                                              ------------    ----------       -----------
 Furniture and equipment                        $1,533,773    $1,543,643        $1,559,212
 Capital lease                                     125,091       150,109           150,109
 Leasehold improvements                            138,505       122,177           122,177
                                                ----------    ----------        ----------
                                                 1,797,369     1,815,929         1,831,498
 Less- Accumulated depreciation and
   amortization                                    312,756       928,593           938,035
                                                ----------    ----------        ----------
                                                $1,484,613    $  887,336        $  893,463
                                                ==========    ==========        ==========

6.       DEBT FACILITIES:

The Company has a warehouse line of credit which can be drawn for purposes of originating loans that had an $80 million credit limit in 1995 that was subsequently increased to $150 million in the third quarter of 1996. This credit limit has been temporarily increased at times to allow increased borrowings beyond the credit limit. The warehouse line of credit is secured by mortgage loans held for sale and is required to be repaid with interest upon sale of the mortgage loans. The interest rate on the warehouse line of credit was 1 to 1-1/2 percent in 1996 and 1-1/2 to 2 percent in 1995 to the extent compensating balances are maintained or was equal to the London InterBank Offered Rate ("LIBOR") plus 1 to 1-1/2 percent in 1996 and LIBOR plus 1-1/2 to 2 percent in 1995 for amounts borrowed in excess of compensating balances.

The Company has an additional warehouse agreement providing $15 million of revolving credit at 1-1/2 percent in 1996 and at 1-5/8 percent in 1995 to the extent compensating balances are maintained and at prime for amounts borrowed in excess of compensating balances. This warehouse line of credit is secured by mortgage loans held for sale and is required to be repaid with interest upon the sale of the mortgage loans.

As of March 31, 1996, the Company had two mortgage loans held for sale with an unpaid principal balance of $8,679,611 warehoused under a repurchase agreement. These two loans were subsequently sold in October and December of 1996 resulting in a net gain of $46,147.

The Company has a separate $10 million line of credit which was used exclusively for servicing acquisitions. In October 1996, this facility was converted to a term loan. The debt is to be repaid in twenty equal quarterly installments based on a 10-year amortization schedule beginning on October 31, 1996, with the remaining balance due in June 2001. The interest rate on the servicing acquisition line of credit was 3 to 3-1/2 percent in 1996 and 3-1/2 percent in 1995 to the extent compensating balances are maintained or was equal to LIBOR plus 3 to 3-1/2 percent in 1996 and LIBOR plus 3-1/2 percent in 1995 for amounts borrowed in excess of compensating balances. Interest is payable monthly. The servicing acquisition line is collateralized by servicing rights relating to loans with an approximate unpaid principal balance of $1.1 billion as of December 31, 1996. Because this facility was converted to a term loan, the Company cannot borrow any additional amounts under this line. This facility will mature as follows as of December 31, 1996: $1 million in each year from 1997 through 2000 and $2,211,745 in 2001.

The Company has a $10 million revolving credit agreement to be used for servicing acquisitions or working capital purposes. There have been no borrowings under this facility. The revolving credit agreement is renewable annually through June 2001 and requires monthly interest payments. Any principal balance outstanding in June 2001 would be converted to a term loan due in quarterly installments through June 2006. The interest rate on the term loan is 3-1/2 percent for amounts borrowed to the extent compensating balances are maintained or is equal to LIBOR plus 3-1/2 percent for amounts borrowed in excess of compensating balances. The term loan is collateralized by any servicing rights acquired through the facility.

The Company has a $500,000 additional line of credit agreement available for working capital purposes. The interest rate on the loan is the prime rate and all borrowings must be paid off annually with interest payments due monthly.

The Company is currently negotiating an additional $35 million warehouse line for the purpose of originating loans. The terms would be similar to the $150 million and $15 million warehouse facilities.

Included in notes payable at March 31, 1996, and December 31, 1995, is a $2 million, 10 percent interest bearing note dated December 9, 1993, payable to a stockholder of Holding's parent. Also, included in notes payable at March 31, 1996, and December 31, 1995, is a $3 million, 12 percent interest bearing note dated April 1, 1995, which is payable to Holding's parent. This note was issued to repurchase 1,999,333 shares of common stock. As part of NHP's acquisition of the Company on April 1, 1996, these notes were paid-off by NHP and both the Company's obligation and interest payable for the period January 1, 1996, to March 31, 1996, were forgiven.

The Company has also established a letter of credit of $4,200,000 and $3,800,000 on behalf of Fannie Mae for the DUS program as of December 31, 1996 and 1995, respectively. This letter of credit is secured by cash equivalents and mortgage-backed securities with a market value of $5,091,568 and $4,911,452 as of December 31, 1996, and 1995, respectively.

The Company's debt agreements require the maintenance of certain financial ratios relating to liquidity, leverage, working capital, and net worth among other restrictions, all of which were met at December 31, 1996.

Following is certain information relating to the Company's various credit agreements for the period April 1, 1996, to December 31,1996, January 1, 1996, to March 31, 1996, and for the year ended December 31, 1995.

                                                  AVERAGE        MAXIMUM      INTEREST        AVERAGE
                                  BALANCE AT      BALANCE        BALANCE       RATE AT        INTEREST
                                 DECEMBER 31,   OUTSTANDING    OUTSTANDING    DECEMBER 31,   RATE DURING
                                     1996        FOR PERIOD    FOR PERIOD        1996          PERIOD
                                  -----------   -----------    -----------    ----------      -------
           $150 million
             warehouse line       $39,924,736   $43,326,846    $52,885,171          1.0%          1.2%

           $15 million
             warehouse                   -        3,764,825      7,100,000          1.5%          1.5%

           $10 million
             servicing loan         6,211,745     8,884,286      9,959,731          3.0%          3.2%

                                                  AVERAGE        MAXIMUM       INTEREST      AVERAGE
                                  BALANCE AT      BALANCE        BALANCE       RATE AT       INTEREST
                                   MARCH 31,    OUTSTANDING    OUTSTANDING     MARCH 31,    RATE DURING
                                     1996       FOR PERIOD     FOR PERIOD        1996         PERIOD
                                  -----------   -----------    -----------      --------      -------
           $80 million
             warehouse line       $12,054,363   $33,669,834    $50,944,777          1.5%          1.5%

           $15 million
             warehouse              1,927,000     2,929,086     10,965,000          1.5%          1.5%

           $10 million
             servicing
             acquisition line       6,412,764     6,440,414      6,439,114          3.5%          3.5%

                                                  AVERAGE         MAXIMUM       INTEREST       AVERAGE
                                  BALANCE AT      BALANCE         BALANCE        RATE AT       INTEREST
                                  DECEMBER 31,  OUTSTANDING     OUTSTANDING    DECEMBER 31,  RATE DURING
                                     1995       FOR PERIOD      FOR PERIOD        1995         PERIOD
                                  -----------   -----------    -----------      --------      -------
           $80 million
             warehouse line       $31,830,868   $26,194,661    $96,766,452          2.0%          2.0%

           $15 million
             warehouse                   -        2,393,356      9,105,000          1.6%          1.6%

           $10 million
             servicing
             acquisition line       6,439,114     6,663,245      7,061,301          3.5%          3.5%

7.       SERVICING RIGHTS:

The activity for servicing rights consists of the following:

                                     FOR THE PERIOD       FOR THE PERIOD
                                    APRIL 1, 1996, TO   JANUARY 1, 1996, TO       YEAR ENDED
                                    DECEMBER 31, 1996      MARCH 31, 1996     DECEMBER 31, 1995
                                    -----------------   -------------------   -----------------
 Beginning balance, net                 $ 8,477,403            $8,465,663           $8,099,539
   Increase due to acquisition           10,657,597                  -                    -
   Purchases                              3,727,581               332,569            2,470,149
   Originations                           2,659,529               150,088                 -
   Sale                                        -                     -                  (7,485)
   Amortization                          (3,062,096)             (470,917)          (2,096,540)
                                        -----------            ----------           ----------
 Ending balance, net                    $22,460,014            $8,477,403           $8,465,663
                                        ===========            ==========           ==========

The fair value of the mortgage servicing rights was $28,549,292 at December 31, 1996. During 1995, Washington Mortgage Financial received capitalized servicing from WMF/Huntoon with a book value of $137,545. Washington Mortgage Financial reduced the investment in WMF/Huntoon by this amount and recognized no gain or loss on the transfer.

8.       LOAN ADMINISTRATION:

The Company's portfolio of mortgage loans serviced for institutional investors aggregated approximately $6.2 billion, $4.5 billion, and $4.4 billion at December 31, 1996, March 31, 1996, and December 31, 1995, respectively. Included in the Company's portfolio are approximately $5.8 billion, $4.1 billion, and $3.9 billion of multifamily and commercial loans, and $396 million, $413 million, and $515 million in construction loans at December 31, 1996, March 31, 1996, and December 31, 1995, respectively.

The principal balances of mortgage loans serviced for others are summarized by investor as follows:

                                        DECEMBER 31, 1996            MARCH 31, 1996          DECEMBER 31, 1995
                                     -----------------------    -----------------------   ------------------------
                                                  UNPAID                      UNPAID                    UNPAID
                                      NUMBER     PRINCIPAL       NUMBER     PRINCIPAL      NUMBER     PRINCIPAL
                                     OF LOANS     BALANCE       OF LOANS     BALANCE      OF LOANS     BALANCE
                                     --------    -----------    --------  -------------   --------   -------------
 Investor:
       Federal
         National
         Mortgage
         Association                    299   $1,305,976,298       283   $1,146,884,992        240   $ 956,431,808
       Government
         National
         Mortgage
         Association                    318    1,275,179,590       250      837,769,000        246     816,996,796
       Federal Home
         Loan
         Mortgage
         Corporation                    248      245,697,852       306      277,964,249        323     287,110,622
       Other investors                1,271    3,374,584,096       977    2,257,563,518      1,008   2,352,289,428
                                    -------   --------------     -----   --------------     ------  --------------
 Total loans serviced for
     others                           2,136   $6,201,437,836     1,816   $4,520,181,759      1,817  $4,412,828,654
                                    =======   ==============     =====   ==============     ======  ==============

The Company's mortgage servicing portfolio has the following geographic and interest rate concentrations based on the book value of the servicing rights as of December 31, 1996:

               STATE:
                 New York                                              11.2%
                 Texas                                                 11.9%
                 Other                                                 76.9%
                                                                      ------
                                                                        100%
                                                                      ======

               INTEREST RATE:
                 Less than 7.5%                                        23.2%
                 7.5% to 9.49%                                         71.4%
                 greater than 9.49%                                     5.4%
                                                                      ------
                                                                        100%
                                                                      ======

In connection with the construction loan portfolio, the Company makes certain advances. On FHA insured construction loans, the Company advances construction funds pending security holder purchases. Such advances amounted to $4,240,193, $2,629,879, and $2,456,826 at December 31, 1996, March 31, 1996, and December
31, 1995, respectively. The Company is obligated to advance approximately another $258 million and $212 million on construction loans administered at December 31, 1996, and December 31, 1995, respectively.

In addition, the Company makes voluntary advances under certain of its servicing agreements pending receipt from the mortgagors. Such advances amounted to $2,012,440, $3,720,228 and $2,795,796 at December 31, 1996, March
31, 1996, and December 31, 1995, respectively.

Related escrow funds of approximately $228 million, $203 million and $207 million at December 31, 1996, March 31, 1996, and December 31, 1995, respectively, are on deposit in escrow bank accounts and are not included in the accompanying consolidated balance sheet. The Company carries blanket bond insurance coverage of $5 million and errors and omissions insurance coverage in the amount of $10 million.

The Company bears the Level I risk of loss associated with the loans it services under the Fannie Mae DUS program. The Level I risk of loss imposes a lender deductible of 5 percent of the unpaid principal balance and limits the maximum loss to 20 percent of the original mortgage. The unpaid principal balance of the Fannie Mae DUS loan servicing portfolio was approximately $776 million, $647 million, and $648 million at December 31, 1996, March 31, 1996, and December 31, 1995, respectively. The DUS loans are secured by first liens on the underlying multifamily properties. The Company's portfolio includes one state (Texas) comprising over 10 percent of the total portfolio. No other state comprises over 10 percent of the portfolio. One Fannie Mae DUS loan with an unpaid principal balance of approximately $2.5 million was foreclosed upon in 1995. The Company satisfied its servicing responsibilities and the loan was assigned to Fannie Mae. No Fannie Mae DUS loans were delinquent as of December 31, 1996, March 31, 1996 and December 31, 1995. The Company has provided a reserve for losses of $4,395,749, $3,426,921, and $3,141,578 as of December 31,
1996, March 31, 1996, and December 31, 1995, respectively. This reserve represents management's estimate of losses which may be incurred on loans underwritten to date that are currently being serviced. This reserve is assessed monthly and is based on current market conditions.

Activity in the allowance for losses is summarized as follows:

                                                      FOR THE PERIOD       FOR THE PERIOD
                                                     APRIL 1, 1996, TO    JANUARY 1, 1996,    TO YEAR ENDED
                                                        DECEMBER 31,          MARCH 31,        DECEMBER 31,
                                                            1996                 1996              1995
                                                     -----------------    ----------------   --------------
               Balance, beginning of period               $3,426,921          $3,141,578        $2,621,264
                 Provisions for possible loan
                   servicing losses                          968,828             285,343           856,462
                 Charge-off on Level I Risk for
                   foreclosed loans                             -                   -             (336,148)
                                                         -----------         -----------       -----------
               Balance, end of period                     $4,395,749          $3,426,921        $3,141,578
                                                         ===========         ===========       ===========

9.       INCOME TAXES:

Income tax expense for the period April 1, 1996, to December 31, 1996, January 1, 1996 to March 31, 1996, and the year ended December 31, 1995, was $1,144,122, $840,431, and $799,871, respectively, which consisted of $143,015,
$226,748, and $259,871 in state taxes and $1,001,107, $613,683, and $540,000 in
Federal taxes, respectively. The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.

                                                            DECEMBER 31,   MARCH 31,     DECEMBER 31,
                                                                1996         1996            1995
                                                             -----------   ----------     -----------
 Deferred tax assets:
   Book reserve for loan servicing portfolio
     losses                                                  $ 1,758,300   $1,370,768       $1,068,000
   Losses on investment in Beverly                                            351,000          111,000
                                                             -----------   ----------       ----------
       Total gross deferred tax assets                         1,758,300    1,721,768        1,179,000
 Less- Valuation allowance                                          -      (1,037,751)        (581,000)
                                                             -----------   ----------       ----------
       Net deferred tax assets                                 1,758,300      684,017          598,000
 Deferred tax liabilities:
   Furniture and equipment, principally due to
     differences in depreciation                                 (16,465)     (13,452)         (12,000)
   Originated mortgage servicing rights                       (1,053,125)     (41,684)            -
   Purchased servicing rights, principally due
     to purchase price adjustments                            (3,830,239)    (628,881)        (586,000)
   Other                                                         (42,356)        -                -
                                                             -----------   ----------       ----------
       Total gross deferred tax liabilities                   (4,942,185)    (684,017)        (598,000)
                                                             -----------   ----------       ----------
       Net deferred tax liabilities                          $(3,183,885)  $     -          $     -
                                                             ===========   ==========       ==========


The differences between the effective income tax rates and the Federal statutory income tax rates are as follows:

                                      FOR THE PERIOD       FOR THE PERIOD
                                     APRIL 1, 1996, TO   JANUARY 1, 1996, TO      YEAR ENDED
                                     DECEMBER 31, 1996     MARCH 31, 1996      DECEMBER 31, 1995
                                     -----------------   -------------------   ------------------
 Federal income tax rate                      35%                  35%                  34%
 State income tax rate                         5                    5                    5
 Valuation allowance                           -                   25                   12
 Goodwill amortization                        10                    8                    -
                                           ------                -----                -----
 Effective income tax rate                    50%                  73%                  51%
                                           ======                =====                =====


Prior to April 1, 1996, a valuation allowance equal to the deferred tax asset was established due to the uncertainty surrounding the Company's ability to generate sufficient taxable income in future years to realize such assets. As a result of the acquisition of the Company by NHP, management believes that the valuation allowance is no longer necessary because of the deferred tax liabilities generated and the projected economies of scale from the Company's acquisitions.

The Company had no net operating loss carryforwards available to offset future income as of December 31, 1996, March 31, 1996, and December 31, 1995.

10.      COMMITMENTS AND CONTINGENCIES:

LEASES

The Company is obligated under noncancelable leases for office space, furniture and equipment. Minimum future lease payments are as follows as of December 31, 1996.

     YEAR
 -------------
 1997                                                             $1,225,961
 1998                                                              1,139,104
 1999                                                              1,135,468
 2000                                                              1,055,866
 2001                                                                351,146
 Thereafter                                                        1,091,283
                                                                 -----------
                         Total                                    $5,998,828
                                                                 ===========

Rent expense was approximately $975,000, $230,000, and $922,000 in the period April 1, 1996, to December 31, 1996, January 1, 1996, to March 31, 1996, and the year ended December 31, 1995.

LOAN COMMITMENTS

At December 31, 1996, and December 31, 1995, the Company had floating rate commitments outstanding to originate approximately $8,048,000 and $53,190,000, respectively, in multifamily and commercial mortgage loans and mandatory delivery commitments in the amount of approximately $48,210,000 and $32,462,000, respectively, to cover the Company's origination commitments and loans held for sale.

LITIGATION

The Company is involved in litigation related to the normal course of business. Management is of the opinion that the litigation will not have a material adverse impact on the Company's financial position or operating results. No amounts have been accrued because the loss, if any, cannot be reasonably estimated.

One of the Company's previous subsidiaries, Vienna Mortgage Corporation ("VMC"), was involved in a dispute with the FDIC over a terminated servicing agreement in 1991. The Company settled a judgment for the FDIC by paying $550,000 on behalf of VMC in 1995. The Company has no further liability in this matter.

EMPLOYEE BENEFIT PLANS

The Company has initiated a defined contribution plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. Employees may contribute to the plan up to 15 percent of their salary up to the maximum allowable by the Internal Revenue Code. The Company will match employee contributions at 50 percent for an amount up to 5 percent of each employee's salary. Company contributions vest 20 percent after the first year of employment and an additional 20 percent in each subsequent year until fully vested in the fifth year. Contributions by the Company were approximately $75,360, $18,840, and $97,000 for the period April 1, 1996, to December 31,
1996, January 1, 1996, to March 31, 1996, and the year ended December 31, 1995, respectively.

11.      DUE FROM (TO) AFFILIATES:

As of December 31, 1995, the Company had advanced funds of $1,085,795 to Beverly. The Company collected $485,670 in 1996, and wrote the remainder of the receivable off resulting in a $600,125 loss in 1996.

As of December 31, 1996, the Company has accrued in other liabilities, approximately $3.4 million payable to NHP as NHP funded the purchase of Proctor on January 2, 1997. The $872,000 of due to affiliate as of December 31, 1996, represents a payable to NHP for taxes paid on behalf of the Company.

12.      DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107 requires that the Company disclose estimated fair values for its financial instruments. The basic assumptions used and the estimates disclosed in the fair value balance sheets represent management's best judgment of appropriate valuation methods. These estimates are based on pertinent information available to management. In certain cases, fair values are not subject to precise quantification or verification and may change as economic and market factors, and management's evaluation of those factors change.

Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, these fair value estimates are not necessarily indicative of the amounts that the Company would realize in a market transaction. The following fair value balance sheet does not represent an estimate of the overall market value of the Company as a going concern, which would take into account future business opportunities.

                           DECEMBER 31, 1996            MARCH 31, 1996          DECEMBER 31, 1995
                        ------------------------  ------------------------  -------------------------
                         CARRYING       FAIR       CARRYING        FAIR       CARRYING       FAIR
                           VALUE        VALUE        VALUE         VALUE        VALUE        VALUE
                        -----------  -----------  -----------  -----------  -----------   -----------
 Assets:
  Cash, cash
     equivalents, and
     restricted cash
     equivalents        $ 7,794,593  $ 7,794,593  $ 6,358,463  $ 6,358,463  $ 6,060,153   $ 6,060,153
  Mortgage-backed
     securities           3,909,863    3,898,019    3,888,488    3,950,804    3,892,805     3,988,943
  Mortgage loans
     held for sale       40,262,782   40,262,782   23,116,296   23,116,296   32,461,676    32,461,676
  Servicing rights       22,460,014   28,549,292    8,477,403   19,135,431    8,465,663    15,400,381

 Liabilities:
  Warehouse line of
     credit              39,924,736   39,924,736   22,660,974   22,660,974   31,830,868    31,830,868
  Servicing
     acquisition line
     of credit            6,211,745    6,211,745    6,412,764    6,412,764    6,439,114     6,439,114
  Notes payable                -            -       5,034,000    5,034,000    5,034,000     5,034,000

 Off-balance sheet
   instruments:
     Commitments to
       extend credit           -            -            -            -            -             -

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value.

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH EQUIVALENTS

For cash, cash equivalents, and restricted cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instruments and their expected realization.

MORTGAGE-BACKED SECURITIES

The fair value of the mortgage-backed securities is estimated based on bid quotations received from securities dealers.

MORTGAGE LOANS HELD FOR SALE

For mortgage loans held for sale, fair value was estimated based on outstanding commitments from investors or current inventory yield requirements calculated on an aggregate basis.

SERVICING RIGHTS

The estimated fair value was determined using a discounted cash flow valuation model incorporating prepayment, default, cost to service, and interest rate assumptions of the underlying loans.

WAREHOUSE LINE OF CREDIT AND SERVICING ACQUISITION LINE OF CREDIT.

The estimated fair value of the warehouse line of credit and servicing acquisition line of credit, both of which are short-term liabilities, approximates their carrying values.

NOTES PAYABLE

The estimated fair value of the notes payable approximates their carrying values as the notes were paid off on April 1, 1996, at carrying value.

COMMITMENTS TO EXTEND CREDIT

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

13.      BALANCE SHEET CLASSIFICATION:

The Company prepares its consolidated balance sheet using an unclassified balance sheet presentation as is customary in the mortgage banking industry. A classified presentation would have aggregated current assets, current liabilities, and net working capital as follows:

                                     DECEMBER 31,     MARCH 31,      DECEMBER 31,
                                         1996           1996             1995
                                     ------------    -----------      -----------
 Current assets                       $51,343,755    $34,361,555      $41,740,490
 Current liabilities                   52,762,432     30,214,856       38,907,624
                                      -----------    -----------      -----------
 Net working capital                  $(1,418,677)   $ 4,146,699      $ 2,832,866
                                      ===========    ===========      ===========


14.      PRO FORMA PRESENTATION (UNAUDITED):

The unaudited pro forma income statement has been presented to reflect results of operations for the twelve months ended December 31, 1996 as if the acquisition of Holdings by NHP had occurred on January 1, 1996. The adjustments to the period April 1, 1996, to December 31, 1996, include (1) income from January 1, 1996, through March 31, 1996, of the acquired entity, and (2) an additional three months of amortization of the purchase accounting adjustments for the period January 1, 1996, through March 31, 1996. The following table summarizes these pro forma adjustments:

                                                                     HISTORICAL
                                                           --------------------------
                                                              FOR THE      FOR THE
                                                              PERIOD       PERIOD                     PRO FORMA FOR
                                                             APRIL 1,     JANUARY 1,                     THE YEAR
                                                             1996, TO       1996 TO     THREE MONTHS      ENDED
                                                           DECEMBER 31,    MARCH 31,     ADDITIONAL    DECEMBER 31,
                                                               1996          1996       AMORTIZATION       1996
                                                           -------------   ----------   ------------    -----------
                    Revenue                                  $23,473,169   $6,827,942     $     -       $30,301,111
                                                             -----------   ----------     ----------    -----------
                    Amortization/Depreciation                  3,981,704      551,495        575,647      5,108,846
                    Other expenses                            18,336,300    5,971,238           -        24,307,538
                                                             -----------   ----------     ----------    -----------
                           Total expenses                     22,318,004    6,522,733        575,647     29,416,384
                                                             -----------   ----------     ----------    -----------
                           Net income                        $ 1,155,165   $  305,209     $ (575,647)   $   884,727
                                                             ===========   ==========     ==========    ===========

15.      SUBSEQUENT EVENTS ON APRIL 15, 1997, APRIL 21, 1997, May 5, 1997,
         MAY 9, 1997, AND RETROACTIVE APPLICATION OF STOCK SPLIT (____, 1997):


Apartment Investment and Management Company ("AIMCO"), a wholly-owned subsidiary of AIMCO and NHP have entered into an Agreement and Plan of Merger, dated as of April 21, 1997 (the "Merger Agreement") pursuant to which the AIMCO subsidiary will, subject to the terms and conditions provided in the Merger Agreement, merge with and into NHP (the "Merger"), thereby making NHP, as the surviving corporation, a wholly-owned subsidiary of AIMCO (the "Surviving Corporation"). In addition, AIMCO purchased 51 percent of the shares of NHP Common Stock on May 5, 1997 pursuant to a stock purchase agreement among AIMCO, Demeter Holdings Corporation and Capricorn Investors, L.P. ("Capricorn"). AIMCO required that a rights distribution occur as a condition to the Merger. On May 9, 1997, NHP distributed to each holder of record of NHP Common Stock at the close of business on May 2, 1997, one right (a "Right") for each outstanding share of NHP Common Stock (the "Rights Distribution"). Each Right entitles the holder to receive from the Company, or any successor thereof, a distribution (the "Share Distribution" and, with the Rights Distribution, the
"Distribution") of one-third of a share of Company Common Stock, subject to the terms of a Rights Agreement, dated as of April 21, 1997 (the "Rights Agreement") between NHP, the Company and The First National Bank of Boston, as Rights Agent. The Rights distributed on May 9, 1997 are evidenced by the certificates of NHP Common Stock then outstanding. NHP Common Stock issued after May 9, 1997 and prior to the Maturity Time (as defined below) will have a legend and reference to the Rights Agreement. Subject to certain conditions, the Rights will mature at the earlier of (i) the effective time of the Merger (as defined below) and (ii) December 1, 1997 (such time being referred to as the "Maturity Time"). Capricorn II, an affiliate of Capricorn, has entered into a commitment pursuant to which it will, subject to certain conditions, purchase 546,448 shares of Company common stock at the time of the Share Distribution for a price of $9.15 per share.

Pursuant to the Rights Agreement, NHP will distribute all of the issued and outstanding shares of the Company's Common Stock held by NHP to holders of Rights as governed by the Rights Agreement ("Share Distribution"). NHP Stockholders will receive cash in respect of fractional shares of Company Common Stock that would otherwise be distributed at the rate of $9.15 per share of Company Common Stock. The NHP stockholders will not be required to pay any consideration for the shares of Company Common Stock they receive in the Share Distribution. Simultaneous with the merger, the Company's Board of Directors anticipates approving a 789.94 per share stock split. Such split represents the stock split that would have taken place if the Share Distribution had occurred on March 7, 1997. The actual stock split amount will depend on the number of shares outstanding at the time of the Share Distribution. The split has been applied retroactively to all periods presented.

On April 15, 1997, the Company purchased ASKEW Investment in Dallas, Texas for $5.6 million. In accordance with the purchase agreement, $4.6 million of the purchase price was paid upon closing with the remaining $1.0 million due in the future based upon the origination of specific amounts of mortgage loans. The acquisition will be accounted for as a purchase. ASKEW Investment is a multifamily and commercial mortgage bank with correspondent relationships with fourteen insurance companies, which originated $374 million of mortgages in 1996.





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